Exhibit 10.41

EXCHANGE AGREEMENT

(New Madrid)

dated as of

November 21, 2011

by and among

CLEAN COAL SOLUTIONS, LLC,

AEC-NM, LLC

and

GS RC INVESTMENTS LLC

*	Indicates portions of the exhibit that have been omitted pursuant to a request for confidential treatment. The non-public information has been separately filed with the Securities and Exchange Commission.

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Exhibits and Schedules:

Exhibits

Exhibit A	Description of the Existing Facility
Exhibit B	Description of the New Facility
Exhibit C	Form of New Equipment Lease
Exhibit D	Form of Omnibus Amendment
Exhibit E	Form of Technology Sub-License Amendment
Exhibit F	Certification
Exhibit G	Due Diligence Request Lists

Schedules

Schedule 3.1(c)	Conflicts and Consents
Schedule 3.1(d)	Litigation
Schedule 3.1(e)	Compliance with Applicable Laws; Permits
Schedule 3.1(f)	Insurance
Schedule 3.1(g)	Liens
Schedule 3.1(i)	Environmental
Schedule 3.1(j)	Taxes
Schedule 3.1(k)	Intellectual Property
Schedule 3.1(l)	Material Contracts
Schedule 3.1(m)	Employee Matters
Schedule 3.2(f)	Lessee Taxes
Schedule 9.8	Knowledge of CCS Parties

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EXCHANGE AGREEMENT

(New Madrid)

This EXCHANGE AGREEMENT (this “Agreement”), dated as of November 21, 2011 (the “Effective Date”), is entered into by and among Clean Coal Solutions, LLC, a Colorado limited liability company (“CCS”), AEC-NM, LLC, a Colorado limited liability company (“Lessor”), and GS RC Investments LLC, a Delaware limited liability company (“Lessee”). CCS and Lessor may be referred to herein individually as a “CCS Party” and collectively as the “CCS Parties.” CCS, Lessor and Lessee may each be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Lessor and Lessee entered into that certain Equipment Lease dated as of June 29, 2010 (the “Existing Equipment Lease”), whereby Lessor leased to Lessee a refined coal production facility as described on Exhibit A (the “Existing Facility”).

B. Lessee desires to enter into a new agreement to lease a redesigned refined coal production facility, as described on Exhibit B, newly constructed and owned by Lessor (the “New Facility”) and terminate the Existing Equipment Lease.

C. The Parties intend that the transfer will take place in a transaction that qualifies as a “like-kind exchange” for nonrecognition of taxable income under Section 1031 of the Code, and the Parties are willing to take such steps as are commercially reasonable and necessary to enable the transactions contemplated hereby to so qualify.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. The following terms and expressions shall have the meanings set forth in this Section 1.1:

“Acceptance” has the meaning set forth in Section 5.1(b).

“ADA-ES” means ADA-ES, Inc., a Colorado corporation.

“ADA-ES Guaranty” means the Guaranty provided by ADA-ES in favor of Lessee, dated as of the Closing Date.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such first Person. For purposes of this definition and the Agreement, the term “control” (and correlative terms) means (a) the ownership of fifty percent (50%) or more of the equity interest in a Person, or (b) the power, whether by contract, equity ownership or otherwise, to direct or cause the direction of the policies or management of a Person. For the purposes of this definition, each of ADA-ES, NexGen LLC, NexGen, Republic and CCS are Affiliates of Lessor. For the purposes of this definition, the parent of Lessee and any member of the federal income Tax consolidated group of which such parent is a member are Affiliates of Lessee.

“After Tax Basis” means, with respect to any amount payable in respect of a Loss (the “Base Amount”), the Base Amount supplemented by an additional amount (the “Gross-Up”) to reflect all U.S. federal, state and local Taxes (net of any deductions or credits realized by the payee arising from the receipt or accrual of the Gross-Up) imposed on the receipt or accrual of the Base Amount and the Gross-Up so that after reduction for the payment of all such Taxes the recipient would retain an amount equal to the Base Amount, provided that the Gross-Up amount shall be calculated based upon the assumption that the Indemnified Party is subject to corporate income Tax at the maximum federal corporate income Tax rate in effect at the time of calculation plus six percent (6%); and provided further that the amount of any Loss will take into account the value of any Tax deduction that would be allowed to the Indemnified Party with respect thereto assuming that such Indemnified Party is able to use such deduction and is subject to corporate income Tax at the maximum federal corporate income Tax rate in effect at the time of calculation plus six percent (6%).

“Agreement” has the meaning set forth in the introductory paragraph.

“Agreement to Lease” means that certain Agreement to Lease, dated as of June 29, 2010, by and among CCS, Lessor, AEC-TH, LLC and Lessee.

“Books and Records” means all financial, engineering, operating, accounting, Tax, business, environmental, legal, marketing and other data, files, documents, instruments, notes, papers, books and records of any CCS Party, its respective members and Affiliates of its respective members that relate materially to any CCS Party, including financial statements, budgets, ledgers, journals, deeds, property records, title policies, drawings, records, maps, charts, surveys, prints, franchises, customer lists, supplier lists, sales and sales promotional data, advertising materials, cost and pricing information, corporate records, permits, certificates, governmental filings, Tax Returns and reports, whether in existence on the date of this Agreement or created after the date of this Agreement.

“Business Day” means any calendar day other than (a) a Saturday or Sunday or (b) a calendar day on which commercial banks in New York, New York are authorized or required to be closed.

“CCS” has the meaning set forth in the introductory paragraph.

“CCS Basket Amount” has the meaning set forth in Section 7.1(b)(i).

“CCS Deliverables” has the meaning set forth in Section 6.2(b).

“CCS First Cap Amount” has the meaning set forth in Section 7.1(c)(ii).

“CCS Indemnified Costs” means any and all Losses incurred by the CCS Indemnified Parties resulting from or relating to any breach or default by Lessee of any representation or warranty (whether on the date hereof or on the Closing Date, as though such representation or warranty was being made as of the Closing Date), covenant, indemnity or agreement under this Agreement or any other Transaction Document.

“CCS Indemnified Parties” means (a) CCS; (b) Lessor; (c) each Lessor Guarantor, (d) any member of Lessor, its successor and assigns; (e) the Affiliates of each Person described in the foregoing clause (a), (b), (c) and (d); (f) the successors, assigns and Representatives of each Person described in the foregoing clauses (a), (b), (c), (d) and (e).

“CCS Party” or “CCS Parties” has the meaning set forth in the introductory paragraph.

“CCS Second Cap Amount” has the meaning set forth in Section 7.1(c)(iii).

“CCSS” means Clean Coal Solutions Services, LLC, a Colorado limited liability company.

“Certification” has the meaning set forth in Section 5.1(b).

“Chemical Additive Supply Agency Agreement” means that certain Chemical Additive Supply Agency Agreement, dated as of June 29, 2010, by and between CCS and Lessee, as such agreement may be amended, supplemented or modified.

“Claim” means a demand, claim, complaint, cross-demand, cross-claim, counterclaim, cross-complaint, summons, notice of violation, arbitration notice or other notice, communication or action pursuant to which a Person (including a Governmental Authority) (a) notifies another Person that the first Person has suffered or incurred Losses for which the second Person may be liable or responsible; (b) alleges that such second Person has violated a Law or is otherwise liable or responsible for Losses arising under a Law; (c) asserts legal, equitable, contractual or other rights or remedies against such second Person; (d) proposes an adjustment to a Tax Return of such second Person; (e) institutes or commences a Proceeding against such second Person; (f) otherwise makes any demand or claim on such second Person; or (g) threatens to do any of the foregoing.

“Claims Notice” has the meaning set forth in Section 7.3.

“Closing” has the meaning set forth in Section 6.1.

“Closing Date” has the meaning set forth in Section 6.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contingent Rent Payments” has the meaning set forth in the New Equipment Lease.

“Due Diligence Materials” has the meaning set forth in Section 3.1(o).

“Due Diligence Request Lists” means the request lists for due diligence with respect to CCS and Lessor, as applicable, and the New Facility submitted by Lessee to CCS and Lessor, attached as Exhibit G.

“Draft Allocation” has the meaning set forth in Section 4.1(b).

“Effective Date” has the meaning set forth in the introductory paragraph.

“Emission Testing” means continuous emission monitoring system (“CEMS”) field testing that meets the requirements set forth in Section 6.03(1) of IRS Notice 2010-54, or such other testing method established by the IRS, to establish the amount of the reduction of nitrogen oxide and mercury emissions released when burning Refined Coal compared to the emissions released when burning feedstock coal.

“Environmental Costs or Liabilities” means any Losses, claims, demands, settlements and obligations (including costs relating to personal injury, death or property damage, reasonable fees, disbursements and expenses of legal counsel, experts, engineers and consultants, and the costs of investigation or feasibility studies and performance of corrective, remedial or removal actions and cleanup or monitoring activities) arising from, under or in connection with (a) any violation of or liability under any Environmental Laws, (b) any remedial or corrective action obligation under or relating to any Environmental Laws or (c) any liability or Claim relating to the release of, presence of or exposure to, any Hazardous Substance.

“Environmental Laws” means all applicable Laws and rules of common Law pertaining to the protection of the environment, natural resources, workplace health and safety, the prevention of pollution or the remediation of contamination, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Emergency Planning and Community Right to Know Act and the Superfund Amendments and Reauthorization Act of 1986, the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.), the Resource Conservation and Recovery Act of 1976, the Hazardous and Solid Waste Amendments Act of 1984, the Clean Air Act (42 U.S.C. § 7401 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Federal Water Pollution Control Act, the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act, the Occupational Safety and Health Act of 1970 (42 U.S.C. § 11001 et seq.), the Oil Pollution Act of 1990, the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.) the Federal Mine Safety and Health Act of 1977 (30 U.S.C. § 801 et seq.), and any similar or analogous statutes, regulations and decisional Law of any Governmental Authority, as each of the foregoing may have been or are in the future amended or supplemented, in each case to the extent applicable with respect to the property or operation to which application of the term “Environmental Laws” relates.

“Existing Equipment Lease” has the meaning set forth in the recitals.

“Existing Facility” has the meaning set forth in the recitals.

“Existing Guaranties” means, collectively, the Guaranty, dated June 29, 2010, issued by Goldman Sachs Group, Inc. in favor of Lessor and AEC-TH, LLC, the Limited Guaranty, dated June 29, 2010, issued by NexGen in favor of Lessee, the Limited Guaranty, dated June 29, 2010, issued by NexGen LLC in favor of Lessee, the Limited Guaranty, dated June 29, 2010, issued by Republic in favor of Lessee and the Limited Guaranty, dated June 29, 2010, issued by ADA-ES in favor of Lessee.

“Federal Tax Rule” means any regulation, rule, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretative or advisory opinion or letter by any Federal Tax Authority with respect to federal Tax matters, including (a) regulations of the Treasury Department, (b) judgments and decisions of the United States Tax Court, the United States Board of Tax Appeals and any other court of the United States in connection with its exercise of original, trial or appellate jurisdiction over any case involving federal Tax matters, (c) IRS and Treasury Department materials such as revenue rulings, revenue procedures, Treasury decisions, technical memoranda, technical advice memoranda, PLRs, determination letters, Chief Counsel’s advice, field service advice, general counsel memoranda, office memoranda, technical information releases, delegation orders, Executive Orders, Treasury Department orders, notices, announcements and news releases and (d) a Pre-Filing Agreement.

“Final Allocation” has the meaning set forth in Section 4.1(b).

“Final Disposition” means the final resolution of any liability for any Tax for any taxable period by or as a result of: (a) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (b) a final binding written settlement with the IRS relating to the Section 45 Credits, a signed closing agreement or accepted offer in compromise under Code Sections 7121 or 7122, or a comparable arrangement under the Laws of another jurisdiction; (c) any allowance of a refund in respect of an overpayment of Tax, but only after the expiration of all periods during which such amount may be recovered by the Governmental Authority imposing the Tax; or (d) any other final resolution, including by reason of the expiration of the applicable statute of limitations.

“Governmental Authority” means any governmental department, commission, board, bureau, agency, court or other instrumentality of any country, state, province, county, parish or municipality, jurisdiction or other political subdivision thereof.

“Group” means, with respect to any Party, such Party and (a) the Affiliates of such Party; (b) each guarantor of such Party; (c) any other members, shareholders, partners or other equity owners of such Party or any of its Affiliates (other than holders of publicly-traded units of such Party or of any of its Affiliates, except any such holder that controls such Party), and (d) the respective successors, assigns and Representatives of each Person described in the foregoing clause (a), (b) or (c), but shall in no event include the other Parties’ respective Groups.

“GS” means The Goldman Sachs Group, Inc., a Delaware corporation.

“Hazardous Substances” means (a) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes, solid wastes and toxic substances as those or similar terms are defined under any Environmental Laws; (b) any asbestos or any material which contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (c) polychlorinated biphenyls (“PCBs”), or PCB-containing materials, or fluids; (d) radon; (e) any other hazardous, radioactive, toxic or noxious substance, material, pollutant, contaminant, constituent or solid, liquid or gaseous waste; (f) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof, and any natural gas, synthetic gas and any mixtures thereof; and (g) any substance that, whether by its nature or its use, is subject to regulation under any Environmental Laws or with respect to which any Environmental Laws or Governmental Authority requires environmental investigation, monitoring or remediation.

“Initial Term” has the meaning set forth in the New Equipment Lease.

“Indemnified Party” means any Person seeking indemnification from another Person pursuant to Article VII.

“Indemnifying Party” means any Person against whom a claim for indemnification is asserted by another Person pursuant to Article VII.

“Independent Accountant” has the meaning set forth in Section 4.1(b).

“Investment Grade” has the meaning set forth in the Operating and Maintenance Agreement.

“IRS” means the United States Internal Revenue Service, and any successor thereto.

“IRS Guidance” has the meaning set forth in Section 9.12.

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretative or advisory opinion or letter of a Governmental Authority having valid jurisdiction.

“Lessee” has the meaning set forth in the introductory paragraph.

“Lessee Basket Amount” has the meaning set forth in Section 7.2(b)(i).

“Lessee Cap Amount” has the meaning set forth in Section 7.2(b)(iii).

“Lessee Deliverables” has the meaning set forth in Section 6.2(a).

“Lessee Indemnified Costs” means any and all Losses incurred by any of the Lessee Indemnified Parties resulting from or relating to (a) any Lessor and/or any CCS Party’s ownership, operation or control of all or any part of the New Facility that in each case is based on any event, condition, fact, circumstance, action or omission that occurred or existed prior to the Closing, including the installation of the New Facility at the Site and any and all Environmental Costs or Liabilities; (b) the removal of the Existing Facility from the Site and any re-installation of the Existing Facility pursuant to Section 8.2(b); and (c) any breach or default by any CCS Party of any representation or warranty (whether on the date hereof or on the Closing Date, as though such representation or warranty was being made as of the Closing Date), covenant, indemnity or agreement under this Agreement or any other Transaction Document.

“Lessee Indemnified Parties” means (a) Lessee; (b) any member of Lessee, its successor and assigns; (c) the shareholders and members of each Person described in the foregoing clause (b); (d) the Affiliates of each Person described in the foregoing clause (a), (b) and (c); (e) the successors, assigns and Representatives of each Person described in the foregoing clauses (a), (b), (c), and (d); and (f) any company that joins with another Person that would be a Lessee Indemnified Party in filed consolidated or combined Tax Returns.

“Lessee Parent Guaranty” means the Guaranty provided by GS in favor of Lessor, dated as of the Closing Date.

“Lessor” has the meaning set forth in the introductory paragraph.

“Lessor Guarantors” means, collectively, ADA-ES, NexGen LLC, NexGen and Republic.

“Lessor Parent Guaranties” means, collectively, the ADA-ES Guaranty, the NexGen LLC Guaranty, the NexGen Guaranty and the Republic Guaranty, each dated as of the Closing Date.

“Lien” means all burdens, encumbrances and defects affecting the ownership of an asset, including (a) liens, security interests, mortgages, deeds of trust, pledges, conditional sale or trust receipt arrangement, consignment or bailment for security purposes, finance lease, or other encumbrances of any nature whatsoever securing any obligation, whether such interest is based on common Law, statute or contract; (b) any rights of first refusal or any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership; and (c) any other reservations, exceptions, covenants, conditions, restrictions, leases, subleases, licenses, easements, servitudes, occupancy agreements, equities, charges, assessments, defects in title, liabilities, claims, agreements, obligations, encroachments and other burdens, and other title exceptions and encumbrances affecting property of any nature, whether accrued or unaccrued, absolute or contingent, legal or equitable, real or personal or otherwise.

“Loss” or “Losses” means losses, lost Section 45 Credits (but only to the extent such Section 45 Credits relate to Refined Coal actually produced by the New Facility), liabilities, causes of action, assessments, cleanup, removal, remediation and restoration obligations, judgments, awards, damages, natural resource damages, contribution, cost-recovery and compensation obligations, fines, fees, penalties and costs and expenses (including litigation costs and reasonable attorneys’ and experts’ fees and expenses).

“Material Adverse Effect” means a material adverse effect on the business, financial condition, results of operations, assets, liabilities, operations or properties of Lessee, the transactions contemplated by this Agreement or the Section 45 Credits available to Lessee from the operation of the New Facility, excluding effects resulting from general economic conditions or changes or conditions that effect the coal industry generally.

“Material Contracts” has the meaning set forth in Section 3.1(l).

“Omnibus Amendment” has the meaning set forth in Section 2.4.

“Operating and Maintenance Agreement” means that certain Operating and Maintenance Agreement, dated as of June 29, 2010, by and between CCS and Lessee, as such agreement may be amended, supplemented or modified.

“New Equipment Lease” has the meaning set forth in Section 2.2.

“New Facility” has the meaning set forth in the recitals.

“NexGen” means NexGen Investments, LLLP, a Colorado limited liability limited partnership.

“NexGen Guaranty” means the Guaranty provided by NexGen in favor of Lessee, dated as of the Closing Date.

“NexGen LLC” means NexGen Refined Coal, LLC, a Wyoming limited liability company.

“NexGen LLC Guaranty” means the Guaranty provided by NexGen LLC in favor of Lessee, dated as of the Closing Date.

“Party” or “Parties” has the meaning set forth in the introductory paragraph.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

“Permit” means any permit, certificate, license, franchise, authorization, variance, exemption, concession, lease, instrument, order, consent, authorization or approval of any Governmental Authority.

“Permitted Liens” means (a) the rights of the Parties pursuant to the Transaction Documents, (b) Liens for Taxes of Lessor not yet due and (c) materialmen’s, mechanics’, workers’, repairmens’, employees’ or other like Liens, arising in the ordinary course of business for amounts not yet delinquent or being contested in good faith by appropriate proceedings, so long as such proceedings do not involve any material danger of the sale, forfeiture or loss of any material part of the New Facility or Lessee’s inventory of Refined Coal (or the proceeds thereof) or any title or interest in and to the foregoing.

“PLR” means a private letter ruling from the IRS.

“Power Plant” means the New Madrid Power Plant near Marston, Missouri, owned and operated by Utility.

“Pre-Filing Agreement” means an LSMB pre-filing arrangement (as described in IRS Revenue Procedure 2009-14 or any supplement or successor thereto) between Lessee and the IRS.

“Proceeding” means a judicial, administrative or arbitral proceeding (including a lawsuit or an investigation by a Governmental Authority), commencing with the institution of such proceeding through the issuance, service or delivery of the applicable Claim or other applicable event.

“Refined Coal” means refined coal produced from coal at the New Facility.

“Renewal Term” has the meaning set forth in the New Equipment Lease.

“Representative” means, with respect to any Person, each manager, director, officer, employee, agent, consultant (including consulting engineers), advisor (including counsel and accountants) and other representative of such Person.

“Republic” means Republic Financial Corporation, a Colorado corporation.

“Republic Guaranty” means the Guaranty provided by Republic in favor of Lessee, dated as of the Closing Date.

“Section 45 Change” means the occurrence of any of the following events on or after the date hereof, insofar as such event relates to the Section 45 Credit, unless the New Facility and the sale of Refined Coal therefrom by Lessee are grandfathered or otherwise exempted from the effect thereof:

(a) any total repeal of Section 45 of the Code; or

(b) any of the following events, to the extent that such event materially adversely affects, or has a material likelihood of adversely affecting, the amount, availability or value of Section 45 Credits that Lessee may claim for Refined Coal produced from the New Facility and sold to an Unrelated Person:

(i) an amendment to or partial repeal of Section 45 of the Code;

(ii) an amendment of a section of the Code that is expressly referred to in Section 45 of the Code or affects the ability of taxpayers to claim the Section 45 Credit; or

(iii) the adoption of a Federal Tax Rule that regulates, interprets, construes, limits, restricts, unwinds, modifies or otherwise affects (A) Section 45(c)(7), 45(d)(8) or 45(e)(8) of the Code or (B) a section of the Code, including in other parts of Section 45, that is expressly referred to in Section 45(c)(7), 45(d)(8) or 45(e)(8) of the Code.

“Section 45 Credit” means the credit allowed by Section 45 of the Code for the production and sale of Refined Coal produced from coal to an Unrelated Person.

“Site” has the meaning set forth in Section 2.1(a).

“Tax” or “Taxes” means any taxes, assessments, fees and other governmental charges imposed by any Governmental Authority, including profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Proceeding” has the meaning set forth in Section 4.4(a).

“Tax Return” means any return, statement information return or other document (including amendments thereto and supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any Laws relating to any Taxes.

“Technology Sub-License” means that certain Technology Sub-License, dated as of June 29, 2010, by and between ADA-ES, CCS and Lessee, as such agreement may be amended, supplemented or modified.

“Technology Sub-License Amendment” has the meaning set forth in Section 2.4.

“Test” or “Testing” has the meaning set forth in Section 2.1(b).

“Third Party” means, with respect to a Party, any Person other than such Party, its Affiliates and its Representatives, and excluding any Governmental Authority.

“Third Party Claim” has the meaning set forth in Section 7.4.

“Transaction Documents” means this Agreement, the New Equipment Lease, the Omnibus Amendment, the Technology Sub-License Amendment, the Lessee Parent Guaranty and the Lessor Parent Guaranties.

“Unrelated Person” means, with respect to any Person, any other Person that is not related to such Person within the meaning of Section 45(e)(4) of the Code.

“Utility” means Associated Electric Cooperative, Inc., a Missouri cooperative, non-profit, membership corporation.

Section 1.2 Construction of Certain Terms and Phrases. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection,” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms, and the term “Annex,” “Exhibit” or “Schedule” shall refer to an Annex, Exhibit or Schedule attached to this Agreement. All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor statute, regulations or amending pronouncement.

ARTICLE II

EXCHANGE OF FACILITY

Section 2.1 New Facility Installation, Testing and Acceptance.

(a) Removal of Existing Facility and Installation of New Facility. Prior to the Closing, the CCS Parties shall cause the Existing Facility to be removed from its current location at the Power Plant, as shown on Exhibit B (the “Site”) and the CCS Parties shall cause the New Facility shall be installed at the Site.

(b) Testing of New Facility. Upon installation of the New Facility at the Site, the CCS Parties shall cause testing, including Emission Testing (“Testing”), to be conducted on the New Facility consistent with best industry practice and, to the extent relevant, in accordance with Section 45 of the Code and the IRS Guidance. The CCS Parties shall cause Emission Testing to be conducted at the Power Plant using Refined Coal produced at the New Facility. Upon commencement of Testing of the New Facility, the CCS Parties shall permit Lessee and its Affiliates and its and their employees, agents, contractors and consultants to observe such Tests and to undertake any additional diligence with respect to such Testing as Lessee in its sole discretion elects.

Section 2.2 Execution of New Lease. Subject to the terms and conditions of this Agreement, on the Closing Date Lessor and Lessee will enter into an Equipment Lease, substantially in the form attached as Exhibit C (the “New Equipment Lease”), pursuant to which Lessee will lease the New Facility from Lessor.

Section 2.3 Termination of Existing Equipment Lease and the Existing Guaranties. On the Closing Date the Existing Lease, together with all amendments and modifications thereto, shall terminate. Each of Lessor and Lessee for itself, its Affiliates and its and their successors and assigns agrees that the termination of the Existing Lease shall be treated as a termination by agreement without fault or breach on the part of either Lessor or Lessee and the terms of Section 3.2 of the Existing Equipment Lease shall apply to such termination provisions; provided that Section 3.2(c) shall be inapplicable and excluded in all respects for the purposes of such termination. On the Closing Date the Existing Guaranties, together with all amendments and modifications thereto, shall terminate with respect to the guaranteed obligations arising out of or under the Agreement to Lease, the Existing Lease, the Chemical Additive Supply Agreement, the Operating and Maintenance Agreement and the Technology Sublicense.

Section 2.4 Amendments to Certain Documents. In connection with the exchange of the Existing Facility for the New Facility and in furtherance of the transactions contemplated by this Agreement, on the Closing Date the Parties will have executed (or will cause to have executed): (a) an amendment to the Operating and Maintenance Agreement and the Chemical Additive Supply Agency Agreement, substantially in the form of Exhibit D (the “Omnibus Amendment”); and (b) an amendment to the Technology Sub-License Agreement, substantially in the form of Exhibit E (the “Technology Sub-License Amendment”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the CCS Parties. Each CCS Party represents and warrants to Lessee, as of the date of this Agreement and as of the Closing Date, as follows (with the understanding that Lessee is relying on such representations and warranties in entering into and performing this Agreement and each of the other Transaction Documents):

(a) Organization, Good Standing, Etc. Each CCS Party is a limited liability company duly formed, validly existing and in good standing under the Laws of the state of its formation, and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each CCS Party is qualified to do business and is in good standing under the Laws of the jurisdictions in which the character of the properties owned or leased by such CCS Party or the nature of the activities conducted by such CCS Party in operating its business make such qualification necessary under applicable Laws.

(b) Authority. Each CCS Party has all requisite limited liability company power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each CCS Party of this Agreement and each of the other Transaction Documents to which it is a party, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action on the part of such CCS Party. This Agreement has been duly executed and delivered by each CCS Party, and upon the execution and delivery by each CCS Party of each of the other Transaction Documents to which it is a party, such Transaction Documents will be duly executed and delivered by each CCS Party. This Agreement constitutes, and upon execution and delivery by each CCS Party of each of the other Transaction Documents to which it is a party, such Transaction Documents will constitute, the valid and binding obligations of such CCS Party, enforceable against such CCS Party in accordance with their terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting enforcement of creditors’ rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

(c) No Conflict; Required Filings and Consents. Except as set forth in Schedule 3.1(c), the execution and delivery by each CCS Party of this Agreement and each of the other Transaction Documents to which it is a party do not, and the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby, will not (i) violate, conflict with or result in any breach of any provision of its limited liability company agreement or other organizational documents, (ii) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or result in the acceleration of, or entitle any Person to accelerate any obligation, or result in the loss of any benefit, or give any Person the right to require any security to be repurchased, or give rise to the creation of any Lien upon the New Facility, or affect its rights under any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture or deed of trust, or any license, lease, agreement or other instrument or obligation to which such entity is a party or by which or to which such entity or any of its assets or the New Facility may be bound or subject, or (iii) violate any applicable Law. Except as disclosed on Schedule 3.1(c), no Consent of any Governmental Authority or other Person is necessary or required or has not been obtained as of the Closing Date with respect to each CCS Party in connection with the execution and delivery by each CCS Party of this Agreement and the other Transaction Documents to which it is a party, the performance by it of its obligations hereunder and thereunder or the consummation by it of the transactions contemplated hereby and thereby.

(d) Absence of Litigation. Except as set forth in Schedule 3.1(d), there are no Proceedings pending or, to the knowledge of each CCS Party, threatened against any CCS Party or relating to the New Facility or any CCS Party’s execution, delivery or performance of this Agreement and the other Transaction Documents to which it is a party. No CCS Party has received any Claim that may give rise to any such Proceedings which could reasonably be expected to have a Material Adverse Effect. No CCS Party has knowledge that there is a valid basis for any such Claims or Proceedings. No CCS Party is the subject of any order, judgment, decree, injunction or stipulation of any Governmental Authority that would affect its ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

(e) Compliance with Applicable Laws; Permits. Each CCS Party is in compliance with, and the New Facility as of the Closing Date is in compliance with, all applicable Laws, in each case other than as listed or described on Schedule 3.1(e), or in each case where the failure to be in compliance with such Laws could reasonably be expected to have a Material Adverse Effect. There are no Permits required to be obtained or filed by any CCS Party under any applicable Law either to conduct the business of any CCS Party or otherwise to own or operate the New Facility, other than those listed or described on Schedule 3.1(e), or where the failure to obtain or file such Permits could reasonably be expected to have a Material Adverse Effect.

(f) Insurance. Schedule 3.1(f) sets forth a list of all fire, general liability, theft and other forms of insurance and all fidelity and surety bonds held by or applicable to each CCS Party or the New Facility, and except as disclosed on such Schedule 3.1(f), there is no Claim by any CCS Party pending under any such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

(g) Title. Except as set forth in Schedule 3.1(g), Lessor has, and at the Closing will convey to Lessee, good and marketable leasehold title to and possession of the New Facility, free and clear of all Liens, except Permitted Liens.

(h) Condition of New Facility; Adequacy. As of the Closing Date, all of the equipment, machinery and facilities that are included in the New Facility are in good and merchantable condition and have been maintained in accordance with good operating practices, including the manufacturer’s recommendations. The equipment, machinery and facilities that are in the New Facility are fully functional and constitute all equipment, machinery and facilities currently needed to produce Refined Coal. The New Facility is capable of producing in the aggregate 4,200,000 Tons of Refined Coal per year that are eligible for the Section 45 Credit when the New Facility is used in connection with the Power Plant and associated equipment, although actual production levels will be determined by a variety of factors including decisions of Lessee, Utility demand and proper operation and functioning of the Power Plant. No warranty Claim has been made by any CCS Party on the equipment, machinery and facilities that are included in the New Facility.

(i) Environmental Matters. The New Facility has been owned, operated and maintained in compliance with all Environmental Laws and, to the knowledge of the CCS Parties, the New Facility is capable of operating in compliance with all Environmental Laws during the term of this Agreement, as such Environmental Laws exist or are in effect as of the Closing Date, without material modification or capital investment. There are no existing, or to the knowledge of the CCS Parties, threatened Proceedings, and no CCS Party has received any Claim, relating to violations of, or Losses under, Environmental Laws or to the presence, release or discharge of any Hazardous Substances, in each case with respect to the New Facility or to the ownership, operation or maintenance thereof. No Hazardous Substances exist in or on the New Facility, except as set forth in Schedule 3.1(i). No CCS Party has received any notice from any Governmental Authority or any other Person alleging any violation of any Environmental Laws with respect to the ownership, operation or maintenance of the New Facility, except as is set forth on Schedule 3.1(i). The CCS Parties have obtained, maintained and complied in all material respects with the terms of Permits required in connection with the ownership, operation and maintenance of the New Facility. No Hazardous Substances have been generated by, or released or discharged from, the New Facility at the Site where such release or discharge could reasonably be expected to result in a Claim or Proceeding pursuant to Environmental Laws. Except as set forth in Schedule 3.1(i), there are no Hazardous Substances at the Site whose presence or existence is attributable to the New Facility or to the ownership, operation or maintenance thereof, or that would adversely affect the continued operation of the New Facility at the Site. Any chemical additives in the New Facility as of the date hereof and any chemical additives currently proposed to be supplied under the Chemical Additive Supply Agency Agreement do not contain Hazardous Substances in quantities that require special permits, handling or reporting.

(j) Taxes. Except as set forth in Schedule 3.1(j), all Tax Returns required to be filed by each CCS Party with respect to the New Facility have been duly and timely filed and all information required to be included in each such Tax Return has been so included and all other information provided in each such Tax Return is true, correct, accurate and complete. All Taxes owed by each CCS Party shown on such Tax Returns and all Taxes owed by CCS Party with respect to the New Facility have been paid in full and CCS Party covenants that it will continue to pay all Taxes imposed in respect of the New Facility for all periods ending on or prior to the Closing (and for those periods that include the Closing but do not end on the Closing, Lessor will pay its pro rata share of such Taxes). No CCS Party has received any written notice of deficiency or assessment from any taxing authority with respect to liabilities for Taxes relating to the New Facility, which have not been fully paid or finally settled. There are no outstanding agreements or waivers extending the applicable statutory periods of limitation for or relating to the New Facility for any period. There are no liens for Taxes on the New Facility, except for Taxes not yet due. To the extent required by local Law, the New Facility has been properly listed and described on the property Tax rolls for the taxing units in which the New Facility is located and no portion of the New Facility constitutes omitted property for property Tax purposes.

(k) Intellectual Property. Except as is set forth on Schedule 3.1(k), neither the ownership or operation of the New Facility, nor the manufacture, use or sale (including offering for sale and other marketing activities) of the Refined Coal produced from the New Facility, infringes, misappropriates or violates any U.S. patent, trademark, service mark, trade name or copyright, trade secret, obligation of confidence or other proprietary, contract or intellectual property right of any Person.

(l) Contracts. Schedule 3.1(l) sets forth all of the material contracts or material agreements (the “Material Contracts”) to which any CCS Party is a party relating to the New Facility or to which the New Facility is bound at the time of the execution of this Agreement. Except as is set forth on Schedule 3.1(l), the CCS Parties have provided Lessee, including by way of access to an electronic dataroom, a true, correct, accurate and complete copy of each Material Contract. No CCS Party is in default, or has been notified that it is in default, under any Material Contract, and to the CCS Parties’ knowledge, no other party is in default under any Material Contract where either such default would result in a Material Adverse Effect.

(m) Employee Matters. Except as set forth in Schedule 3.1(m):

(i) Lessor has no employees;

(ii) Lessor is not a party to any collective bargaining agreement;

(iii) Lessor has not agreed to recognize or bargain with any labor organization, union or other collective bargaining representative;

(iv) No labor organization, union or other collective bargaining representative has been certified as the exclusive bargaining representative of any employees in connection with the New Facility;

(v) No labor organization, union or representative thereof claims to or is seeking to represent employees in connection with the New Facility;

(vi) There is no labor strike or labor dispute, slowdown, work stoppage or lockout pending or threatened against or affecting Lessor; and

(vii) Lessor has not experienced any labor strike or labor dispute, slowdown, work stoppage or lockout in connection with the New Facility.

(n) Certification. As of the Closing Date, the representations and warranties made by CCS to Lessee in the Certification shall be true and correct in all respects.

(o) Due Diligence Materials. As of the Closing Date, the CCS Parties have provided Lessee, including by way of access to an electronic dataroom, a true, correct, accurate and complete copy of all material responsive to the Due Diligence Request Lists in the possession or control of the CCS Parties or of which the CCS Parties are aware (including responses provided by the CCS Parties in writing to Lessee in connection with the requests made pursuant to the Due Diligence Request Lists), but excluding any materials to which Lessee or any of its affiliates are a party or by which they are bound (such materials, the “Due Diligence Materials”).

Section 3.2 Representations and Warranties of Lessee. Lessee represents and warrants to each CCS Party as follows (with the understanding that each CCS Party is relying on such representations and warranties in entering into and performing this Agreement and each of the other Transaction Documents):

(a) Organization; Good Standing; Etc. Lessee is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b) Authority. Lessee has all requisite limited liability company power and authority to enter into this Agreement and each of the other Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Lessee of this Agreement and each of the other Transaction Documents, the performance by it of its obligations hereunder and thereunder and the consummation by Lessee of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action on the part of Lessee. This Agreement has been duly executed and delivered by Lessee, and upon execution and delivery by Lessee of each of the other Transaction Documents, such Transaction Documents will be duly executed and delivered by Lessee. This Agreement constitutes, and upon execution and delivery by Lessee of each of the other Transaction Documents, such other Transaction Documents will constitute, the valid and binding obligations of Lessee, enforceable against it in accordance with their terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting enforcement of creditors’ rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

(c) No Conflict; Required Filings and Consents. The execution and delivery by Lessee of this Agreement and each of the other Transaction Documents do not, and the performance by it of its obligations hereunder and thereunder and the consummation by Lessee of the transactions contemplated hereby and thereby will not (i) violate, conflict with, or result in any breach of any provisions of its limited liability company agreement or other organizational documents, (ii) violate, conflict with or result in a violation or breach of or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or result in the acceleration of, or entitle any Person to accelerate any obligation, or result in the loss of any benefit, or give any Person the right to require any security to be repurchased, or give rise to the creation of any Lien upon any of its assets or affect any of its rights under, any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture or deed of trust, or any license, lease, agreement or other instrument or obligation to which Lessee is a party or by which or to which it or any of its assets may be bound or subject, or (iii) violate any applicable Law. No Consent of any Governmental Authority or other Person is necessary or required by or with respect to Lessee in connection with the execution and delivery by Lessee of this Agreement or any of the other Transaction Documents, the performance by Lessee of its obligations hereunder and thereunder or the consummation by Lessee of the transactions contemplated hereby and thereby.

(d) Absence of Litigation. There are no Proceedings pending or, to the knowledge of Lessee, threatened against Lessee or any of its Affiliates that seeks to restrain, prohibit or otherwise enjoin this Agreement or the consummation of the transactions contemplated hereby. Lessee is not the subject of any order, judgment, decree, injunction or stipulation of any Governmental Authority that would affect its ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

(e) Broker’s Fee. No agent, broker, investment banker or other Person engaged by Lessee is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee payable by any CCS Party in connection with any of the transactions contemplated by this Agreement or the other Transaction Documents.

(f) Taxes. Except as set forth in Schedule 3.2(f) , all Tax Returns required to be filed by the Lessee with respect to the Existing Facility have been duly and timely filed and all information required to be included in each such Tax Return has been so included and all other information provided in each such Tax Return is true, correct, accurate and complete. All Taxes owed by the Lessee shown on such Tax Returns and all Taxes owed by the Lessee y with respect to the Existing Facility have been paid in full and the Lessee covenants that it will continue to pay all Taxes imposed in respect of the Existing Facility for all periods ending on or prior to the Closing (and for those periods that include the Closing but do not end on the Closing, Lessee will pay its pro rata share of such Taxes). The Lessee has not received any written notice of deficiency or assessment from any taxing authority with respect to liabilities for Taxes relating to the Existing Facility, which have not been fully paid or finally settled. There are no outstanding agreements or waivers extending the applicable statutory periods of limitation for or relating to the Existing Facility for any period. There are no liens for Taxes on the Existing Facility, except for Taxes not yet due. To the extent required by local Law, the Existing Facility has been properly listed and described on the property Tax rolls for the taxing units in which the Existing Facility is located and no portion of the Existing Facility constitutes omitted property for property Tax purposes.

Section 3.3 Survival of Representations and Warranties.

(a) All representations and warranties made by a Party in this Agreement or in any Transaction Document, have been relied upon by the other Parties and shall survive the Closing hereunder as set forth in this Section 3.3, and shall not merge in the performance of any obligation by any Party hereto.

(b) All claims by a Lessee Indemnified Party for indemnification pursuant to Article VII resulting from breaches of representations or warranties shall be forever barred unless the CCS Parties are notified: (i) in the case of a claim based upon fraud or a breach of a representation or warranty set forth in Section 3.1(i), within thirty (30) days after the expiration of the statutory period of limitations applicable to such claim, (ii) in the case of a claim based upon a breach of a representation or warranty in Sections 3.1(g), (j), (n) and (o), within thirty (30) days after the expiration of the relevant statutory period of limitations, including extensions, applicable to the federal income tax obligations of Lessee; (iii) in the case of a claim based upon a breach of a representation or warranty in Sections 3.1(a), (b) and (c) within three (3) years after the Closing Date; or (iv) in all other cases, within the Initial Term; provided, that, if written notice for a claim of indemnification has been given by such Lessee Indemnified Party on or prior to the last day of the applicable period, then the obligation of the CCS Parties to indemnify such Lessee Indemnified Party pursuant to Article VII shall survive with respect to such claim until such claim is finally resolved.

(c) All claims by a CCS Indemnified Party for indemnification pursuant to Article VII resulting from breaches of representations or warranties shall be forever barred unless Lessee is notified: (i) in the case of claim based upon fraud, within thirty (30) days of the expiration of the statutory period of limitations applicable to such claim; (ii) in the case of a claim based upon a breach of a representation or warranty in Sections 3.2(a), (b), and (c), within three (3) years after the Closing Date or (iii) in all other cases within the Initial Term; provided, that, if written notice for a claim of indemnification has been given by such CCS Indemnified Party on or prior to the last day of the applicable period, then the obligation of Lessee to indemnify such CCS Indemnified Party pursuant to Article VII shall survive with respect to such claim until such claim is finally resolved.

ARTICLE IV

TAX MATTERS

Section 4.1 Tax Treatment of the Transaction.

(a) The Parties agree that for federal income Tax purposes, (i) the transactions described in the Existing Lease shall be considered as a taxable installment sale of the Existing Facility, (b) the transactions described in this Agreement and in the New Equipment Lease shall be treated as a like-kind exchange under Section 1031 of the Code of the facility leased pursuant to the Existing Lease for the New Facility, and (c) the Tax treatment of Contingent Rent Payments made by Lessee to Lessor under the terms of New Equipment Lease will be governed by the principles of Treasury Regulation section 1.1275-4(c). Each Party agrees to report the transaction consistently with such characterization. Lessee will provide Lessor with an allocation of the fixed payments under the Initial Term of the New Equipment Lease between interest and principal components within ninety (90) days after the Closing Date. Lessee will provide Lessor with an allocation of the fixed payments due under each Renewal Term of the New Equipment Lease between interest and principal components within ninety (90) days of the start of each Renewal Term. Lessee will provide an allocation of each contingent payment under the New Equipment Lease between interest and principal components within forty-five (45) days after such payment is made. Lessor shall provide any objections to Lessee within thirty (30) days after the receipt thereof. If Lessor raises objections, the Parties will apply the procedures set forth in Section 4.1(b) to resolve such objections.

(b) All rent payments under the New Equipment Lease shall be allocated to the New Facility in accordance with Section 1060 of the Code. Each CCS Party shall provide Lessee with any information reasonably requested and required to complete IRS Form 8594. Lessee shall complete Form 8594 and furnish each CCS Party with a copy (the “Draft Allocation”) within one hundred twenty (120) days from the Closing Date. Each CCS Party shall review the Draft Allocation and provide any objections to Lessee within thirty (30) days after the receipt thereof. In the event no CCS Party objects to Lessee’s Draft Allocation, such Draft Allocation shall be final (the “Final Allocation”) and the Parties shall report such Final Allocation for Tax purposes and file Tax Returns (including Form 8824 under Section 1031 of the Code and Form 8594 under Section 1060 of the Code) in a manner consistent with such mutually agreed Final Allocation. If any CCS Party raises objections to the Draft Allocation, the Parties will negotiate in good faith to resolve such objection(s). If the Parties are unable to agree on the Draft Allocation within fourteen (14) days after such CCS Party raises such objections, the Parties shall refer such dispute to an independent nationally recognized accounting firm (the “Independent Accountant”), which Independent Accountant shall make a final and binding determination as to all matters in dispute with respect to the Draft Allocation (and only such matters) within thirty (30) days and promptly shall notify the Parties in writing of its resolution. Each Party shall bear and pay one-half of the fees and other costs charged by the Independent Accountant.

(c) No Party shall have any liability or obligation to the other for any failure of the exchange of the Existing Facility and New Facility hereunder to qualify as a like-kind exchange as to Lessee under Section 1031 of the Code.

Section 4.2 Transaction Taxes. Any real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax or other similar Tax, including any penalties, interest and additions to Tax, imposed by reason of any of the transactions (including the rescission rights) contemplated by this Agreement shall be shared equally by Lessor and Lessee.

Section 4.3 Property Taxes.

(a) Any property Taxes imposed on or with respect to the New Facility for the taxable period (for purposes of this section, “taxable period” means the period beginning on the assessment date for property Taxes through the day before the next assessment date for such Taxes) that contains the Closing Date shall be prorated based on the relative number of days prior to the Closing Date and on and after the Closing Date during the taxable period, with Lessor being responsible for ad valorem property Taxes allocable to the taxable period ending prior to the Closing Date and Lessee being responsible for ad valorem property Taxes with respect to the New Facility allocable to the taxable period beginning on the Closing Date.

(b) The amount of any refunds of property Taxes shall be equitably apportioned between Lessor and Lessee. Each Party shall forward, and shall cause its Affiliates to forward, to the Party entitled to receive a refund of property Tax, the amount of such refund within thirty (30) days after such refund is received, net any costs or expenses incurred by such Party in procuring such refund.

(c) Lessor shall file in a timely manner annual Missouri personal property Tax returns with respect to the New Facility.

Section 4.4 Tax Return Information and Tax Proceedings.

(a) Lessor and Lessee shall cooperate fully as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the New Facility; provided that Lessee will control the conduct of any Tax Proceeding if Lessee will bear the liability for any additional Taxes imposed on or with respect to the New Facility as a result of such Tax Proceeding and Lessor will control the conduct of any Tax Proceeding if Lessor will bear the liability for any additional Taxes imposed on or with respect to the New Facility as a result of such Tax Proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision of Books and Records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and consent to attendance by the other Party in any third-party interview, deposition or other discovery process relating to such Taxes. For the avoidance of doubt, for purposes of this Section 4.4, Taxes imposed on or with respect to the New Facility do not include Taxes imposed on income or Section 45 Credits arising from the production of Refined Coal by the New Facility.

(b) Lessor shall retain all Tax Returns and related work papers, and all Books and Records relevant to the business of, and Taxes and Tax Returns with respect to, the New Facility until a Final Disposition has occurred with respect to all Tax periods for which Lessee claims Section 45 Credits with respect to Refined Coal produced by the New Facility. If Lessor wishes to dispose of Books and Records at any time, Lessor shall provide written notice to Lessee describing the Books and Records to be disposed of ninety (90) days prior to taking such action. Lessee may arrange to take delivery of the Books and Records described in such notice at its own expense during such ninety (90)-day period.

ARTICLE V

CLOSING CONDITIONS

Section 5.1 Lessee’s Conditions to Closing. The obligations of Lessee to consummate the transactions provided for in this Agreement are subject to the satisfaction (or waiver by Lessee) on or prior to the Closing of each of the following conditions precedent (except for those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of such conditions):

(a) The representations and warranties of each CCS Party set forth in Section 3.1 shall be true and correct in all respects (other than any representations and warranties of each CCS Party that are qualified by a “Material Adverse Effect”, which, to the extent so qualified, shall be true and correct in all respects) at and as of the Closing.

(b) CCS shall provide to Lessee a written certification, substantially in the form of Exhibit F (the “Certification”), with respect to the New Facility once CCS believes the

New Facility has passed all Tests and has been placed in service within the meaning of Section 45(d)(8) of the Code and Lessee shall have delivered to CCS its written acceptance of the Certification (the “Acceptance”), which Lessee may withhold in its sole discretion.

(c) The CCS Parties shall provide to Lessee the opportunity to conduct due diligence with respect to the New Facility as Lessee deems appropriate, and shall at a minimum provide Lessee with the Due Diligence Materials.

(d) Each of the CCS Parties shall have performed or complied with in all material respects the obligations, agreements and covenants of each CCS Party contained in this Agreement as to which performance or compliance by such CCS Party is required prior to or on the Closing Date.

(e) The CCS Parties shall have delivered to Lessee the CCS Deliverables.

Section 5.2 CCS Parties’ Conditions to Closing. The obligations of the CCS Parties to consummate the transactions provided for in this Agreement are subject to the satisfaction (or waiver by the CCS Parties) on or prior to the Closing of each of the following conditions precedent (except for those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of such conditions):

(a) The representations and warranties of Lessee set forth in Section 3.2 shall be true and correct in all respects at and as of the Closing.

(b) Lessee shall have performed or complied with in all material respects the obligations, agreements and covenants of Lessee contained in this Agreement as to which performance or compliance by Lessee is required prior to or on the Closing Date.

(c) Lessee shall have delivered to the CCS Parties the Lessee Deliverables.

ARTICLE VI

CLOSING

Section 6.1 Closing. Subject to the satisfaction or waiver of the conditions precedent set forth in Article V, the closing (the “Closing”) will take place at 4:00 p.m., eastern time on the Effective Date or such other time and date as may be agreed upon by the Parties (the “Closing Date”).

Section 6.2 Closing Deliverables.

(a) At the Closing, Lessee shall deliver, or cause to be delivered, to the CCS Parties the following (collectively, the “Lessee Deliverables”):

(i) New Equipment Lease. A counterpart of the New Equipment Lease executed by Lessee;

(ii) Omnibus Amendment. A counterpart of the Omnibus Amendment executed by Lessee;

(iii) Technology Sub-License Amendment. A counterpart of the Technology Sub-License Amendment executed by Lessee; and

(iv) Lessee Parent Guaranty. A counterpart of the Lessee Parent Guaranty executed by GS.

(b) At the Closing, the CCS Parties shall deliver, or cause to be delivered, to Lessee the following (collectively, the “CCS Deliverables”):

(i) New Equipment Lease. A counterpart of the New Equipment Lease executed by Lessor;

(ii) Omnibus Amendment. A counterpart of the Omnibus Amendment executed by CCSS;

(iii) Technology Sub-License Amendment. A counterpart of the Technology Sub-License Amendment executed by ADA-ES and CCS; and

(iv) Lessor Parent Guaranties. A counterpart of each of the Lessor Parent Guaranties executed by ADA-ES, NexGen LLC, NexGen and Republic, as applicable.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Indemnification of Lessee.

(a) The CCS Parties jointly and severally shall indemnify, defend and hold harmless the Lessee Indemnified Parties from and against any and all Lessee Indemnified Costs.

(b) The obligations of the CCS Parties under Section 7.1(a) shall be subject to the following limitations:

(i) The CCS Parties shall not have any liability for Lessee Indemnified Costs for any breach by the CCS Parties of any representations or warranties in Section 3.1 unless and until the aggregate of all Lessee Indemnified Costs relating thereto for which the CCS Parties would, but for this clause (i), be required to indemnify Lessee exceeds on a cumulative basis an amount (the “CCS Basket Amount”) equal to $500,000, in which case, subject to clause (ii) of this subsection (b), the CCS Parties shall be liable for the Lessee Indemnified Costs incurred by the Lessee Indemnified Parties but only to the extent such Lessee Indemnified Costs exceed the CCS Basket Amount;

(ii) Except with respect to the matter disclosed on Schedule 3.1(d) (the disclosure on such Schedule 3.1(d) and Lessee’s actual knowledge of which the Parties acknowledge and agree shall not affect the CCS Parties’ liability to the Lessee Indemnified Parties for any Lessee Indemnified Costs associated therewith or the ability of any such Lessee Indemnified Costs to be aggregated for the purposes of Section 7.1(b)(i)), the CCS Parties shall not have any liability for Lessee Indemnified

Costs for any breach by the CCS Parties of any representation and warranty in Section 3.1 if Lessee had actual knowledge that such representation and warranty was not true and correct in any material respect at the time of the Closing, and no Lessee Indemnified Costs related thereto shall be aggregated for the purpose of Section 7.1(b)(i);

(iii) The CCS Parties shall not have any liability for Lessee Indemnified Costs for breach of representations and warranties in excess of the amounts specified in Section 7.1(c);

(iv) The obligations to indemnify and hold Lessee harmless pursuant to Section 7.1(a) with respect to breaches of representations and warranties shall be subject to the limitations in Section 3.3; and

(v) The liability of the CCS Parties for Lessee Indemnified Costs arising from Losses that are assessed against Lessee arising out of any failure of the CCS Parties to obtain or file any Permit that was required to be obtained or filed by the CCS Parties prior to the Closing either to conduct the business of the CCS Parties in Missouri or to own or operate the New Facility in Missouri shall not be limited to that portion of such Loss attributable to the time period prior to Closing.

(c) The obligations of the CCS Parties under Section 7.1(a) shall be subject to the following limitations:

(i) The CCS Parties shall not have any liability for lost or disallowed Section 45 Credits relating to Refined Coal actually produced at the New Facility except for and to the extent that breaches of the representations and warranties in Sections 3.1(a), (b), (c), (e), (g), (j), (n) and (o) give rise to such lost or disallowed credits;

(ii) Except as otherwise provided in Section 7.1(c)(iii), the CCS Parties shall not have any liability for Lessee Indemnified Costs for breaches of the representations and warranties in Sections 3.1(a), (b), (c), (e), (g), (j), (n) and (o) to the extent the aggregate amount of such Losses exceeds the sum of six million dollars ($6,000,000) plus the Initial Term Fixed Rent Payments, Renewal Term Fixed Rent Payments and Contingent Rent Payments (as such terms are defined in the New Equipment Lease) paid under the New Equipment Lease as of the relevant time of determination (the “CCS First Cap Amount”);

(iii) Except as otherwise provided in Section 7.1(c)(iv), the CCS Parties shall not have any liability for Lessee Indemnified Costs for breaches of the representations and warranties in this Agreement (other than those in Sections 3.1(a), (b), (c), (e), (g), (j), (n) and (o) of this Agreement) to the extent the aggregate amount of such Losses exceed six million dollars ($6,000,000) (the “CCS Second Cap Amount”); and

(iv) The limitations of the CCS First Cap Amount and the CCS Second Cap Amount shall not apply to Lessee Indemnified Costs resulting from (A) a breach of any representation or warranty contained in Section 3.1(i), (B) or any gross negligence, fraud or willful misconduct of any CCS Party or (C) any Third Party Claim.

Section 7.2 Indemnification of CCS Parties.

(a) Lessee shall indemnify, defend and hold harmless the CCS Indemnified Parties from and against any and all CCS Indemnified Costs.

(b) Lessee’s obligations under Section 7.2(a) shall be subject to the following limitations:

(i) Lessee shall not have any liability for CCS Indemnified Costs for any breach by Lessee of any representations or warranties in Section 3.2 unless and until the aggregate of all CCS Indemnified Costs relating thereto for which Lessee would, but for this clause (i), be required to indemnify the CCS Indemnified Parties exceeds on a cumulative basis an amount (the “Lessee Basket Amount”) equal to $500,000, in which case, subject to clause (ii) of this subsection (b), Lessee shall be liable for the CCS Indemnified Costs incurred by the CCS Indemnified Parties, but only to the extent such CCS Indemnified Costs exceed the Lessee Basket Amount;

(ii) Lessee shall not have any liability for CCS Indemnified Costs for any breach of any representation and warranty in Section 3.2 if any CCS Party had actual knowledge that such representation and warranty was not true and correct in any material respect at the time of the Closing and no CCS Indemnified Costs related thereto shall be aggregated for the purpose of Section 7.2(b)(i);

(iii) Lessee shall not have any liability for CCS Indemnified Costs for any breach of any representations and warranties to the extent the aggregate amount of all CCS Indemnified Costs for breaches of representations and warranties for which Lessee would otherwise be liable exceeds six million dollars ($6,000,000) (the “Lessee Cap Amount”); provided, however, that the limitation of the Lessee Cap Amount shall not apply to any CCS Indemnified Costs resulting from (A) any gross negligence, fraud or willful misconduct of Lessee or (B) any Third Party Claim; and

(iv) The obligations to indemnify and hold the CCS Indemnified Parties harmless pursuant to Section 7.2(a) with respect to breaches of representations and warranties shall be subject to the limitations in Section 3.3.

Section 7.3 Notification of Claims. In the event that any Third Party Claim is hereafter asserted against an Indemnified Party as to which such Indemnified Party may be entitled to indemnification hereunder, such Indemnified Party shall notify the Indemnifying Party promptly and in writing after (a) receipt of notice of commencement of any third-party litigation against such Indemnified Party, (b) receipt by such Indemnified Party of written notice of any Third-Party Claim pursuant to an invoice, notice of claim or assessment, against such Indemnified Party, or (c) such Indemnified Party becomes aware of the existence of any other event in respect of which Indemnification may be sought from the Indemnifying Party (such a notice, being a “Claims Notice”). The Claims Notice shall describe the Claim and the specific facts and circumstances in reasonable detail, shall include a copy of the notice referred to in (a) and (b), above, and shall indicate the amount, if known, or an estimate, if possible, of Losses that have been or may be incurred or suffered.

Section 7.4 Defense of Third-Party Claims. If an Indemnified Party’s claim for indemnification under Section 7.1 or Section 7.2 is based on a Claim brought by a Third Party (a “Third Party Claim”), the Indemnifying Party shall have the right, at its sole cost and expense, to defend such Third Party Claim in the name or on behalf of the Indemnified Party. Notwithstanding the foregoing, an Indemnified Party shall have the right (following notice to the Indemnifying Party) to retain its own counsel and control its defense of any such Third Party Claim, with the reasonable fees and expenses to be paid by the Indemnifying Party if (a) representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate because of actual or potential differing interests between such Indemnified Party and the Indemnifying Party; (b) the Indemnifying Party shall have failed to employ counsel to defend such Proceeding or otherwise failed to prosecute such defense with reasonable diligence; or (c) the Indemnified Party shall have been advised by counsel chosen by it that there may be one or more legal defenses or counterclaims available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party in such Proceeding. If the immediately-preceding sentence is inapplicable (or if the Indemnified Party waives its right hereunder to defend such Third Party Claim), the Indemnified Party shall have the right to employ separate counsel at its own cost and expense in the Proceeding and, in such event, shall and shall have the right to, consult with the Indemnifying Party regarding the defense thereof; provided that, except as otherwise provided herein, the Indemnifying Party shall at all times control such defense of such Proceeding. If the Indemnifying Party assumes the defense of any such Third Party Claim, the Indemnifying Party may not settle or compromise the claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless the settlement or compromise includes a full release of all of the Indemnified Parties. The Indemnifying Party shall pay to or for the benefit of the Indemnified Parties in cash the amount for which such Indemnified Parties are entitled to be indemnified within thirty (30) days after the settlement or compromise of such Third Party Claim or the final non-appealable judgment of a court of competent jurisdiction. An Indemnifying Party shall not be liable for any settlement or compromise of any Third Party Claim without its consent.

Section 7.5 Other Claims. Any Indemnified Party that seeks indemnification under Section 7.1 or Section 7.2 for Losses that are not attributable to a Third Party Claim shall notify the Indemnifying Party, stating the nature and basis of the Losses and, to the extent known, the actual or estimated amount thereof. The Indemnifying Party shall pay the amount of such Losses, as specified in such notice, in the manner described in Section 7.6.

Section 7.6 Payment. Upon a determination that an Indemnifying Party is liable for indemnification under Section 7.1 or Section 7.2 (by admission of the Indemnifying Party, agreement of the Indemnifying Party and Indemnified Party, or final determination by a court of competent jurisdiction not subject to appeal), the Indemnifying Party shall pay to the Indemnified Party, within thirty (30) days after such determination, the amount of the Loss indemnified thereby. Upon the payment in full of any such Loss, the Indemnifying Party making such payment shall be subrogated to the rights of the Indemnified Party against any other Person with respect to the subject matter of such Loss and of any claim or Proceeding relating thereto.

Section 7.7 No Duplication. Any liability for indemnification under this Article VII shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

Section 7.8 Sole Remedy. Except with respect to the remedies permitted under the other Transaction Documents, the Parties agree that the sole and exclusive remedy of any Party hereto with respect to this Agreement, or any other claims relating to the New Facility or the events giving rise to this Agreement and the transactions provided for herein or contemplated hereby, shall be limited to (a) the right to seek injunctive relief, rescission (only in the case of fraud or otherwise as provided herein), or specific performance of or as to any obligations under this Agreement, and (b) the indemnification provisions set forth in this Article VII and, in furtherance of the foregoing, each Party hereby waives and releases the other Party from, to the fullest extent permitted under any applicable Law, any and all rights, claims and causes of action it may have against the other Party except as provided in this Section 7.8; provided that no Party shall be entitled to receive a duplicate amount for any claim submitted both under this Agreement and under any other Transaction Document.

Section 7.9 General Limitation of Damages. IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER ANY PROVISION OF THIS AGREEMENT FOR ANY LOST BUSINESS OPPORTUNITIES OR CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR EXEMPLARY DAMAGES INCURRED OR SUFFERED BY AN INDEMNIFIED PERSON; provided, however, that this Section 7.9 shall not limit an Indemnified Person’s right to indemnification pursuant to Section 7.1 or Section 7.2 for any such Losses (a) that the Indemnified Person is legally required to pay to another Person as a result of a Claim or Proceeding (including Losses resulting from Third Party Claims), or (b) that constitute lost Section 45 Credits, but only to the extent provided by and subject to the limitations of this Agreement.

Section 7.10 After-Tax Basis. All indemnification payments made pursuant to this Article VII shall be treated as an adjustment to the price paid under the taxable installment sale, unless an independent tax counsel selected jointly by the Parties advises that such treatment is more likely than not incorrect. In such a case, all indemnification payments made pursuant to this Article VII will be calculated and paid on an After-Tax Basis.

Section 7.11 No Double Recovery. Notwithstanding anything contained in this Agreement, the Agreement to Lease, the Existing Lease, the Operation and Maintenance Agreement, the Chemical Additive Supply Agency Agreement, the Technology Sublicense, the Existing Guaranties or any other Transaction Document to the contrary, no Lessee Indemnified Party or CCS Indemnified Party shall be entitled to indemnification or reimbursement under this Agreement for any amounts (including Losses) if such Lessee Indemnified Party or CCS Indemnified Party, as applicable, has made a claim for indemnification or reimbursement under the Agreement to Lease, the Existing Equipment Lease, the Operation and Maintenance Agreement, the Chemical Additive Supply Agency Agreement, the Technology Sublicense, the Existing Guaranties or any other Transaction Document (other than this Agreement) with respect to the same subject matter or breach giving rise to such claim, whether such claim resulted from an obligation to indemnify or an obligation to pay damages (including any liquidated damages). For the avoidance of doubt, any amounts received by a Lessee Indemnified Party or CCS Indemnified Party, as applicable, from a party under the Agreement to Lease, the Existing Lease, the Operation and Maintenance Agreement, the Chemical Additive Supply Agency Agreement, the Technology Sublicense, the Existing Guaranties or any other Transaction Document (other than this Agreement) that a Party is obligated to pay under this Agreement, shall be deducted from amounts owed to such Lessee Indemnified Party or CCS Indemnified Party, as applicable, pursuant to this Agreement to the extent such amount relates to a claim that arose from the same subject matter or breach giving rise to such claim.

ARTICLE VIII

TERMINATION; EFFECT OF TERMINATION

Section 8.1 Termination. This Agreement may be terminated prior to the Closing only as follows:

(a) by mutual written consent of the Parties; or

(b) by either Party by delivering written notice to the other Party:

(i) if (A) any Law shall make the consummation of the transactions contemplated hereby illegal or otherwise prohibited; or (B) a court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the Parties shall use their reasonable efforts to lift or vacate), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and the other Transaction Documents, and such order, decree, ruling or other action shall have become final and non-appealable;

(ii) if a Section 45 Change occurs; or

(iii) if all conditions precedent to the Closing under Article V shall not have been satisfied (or waived by the applicable Party) by 5:00 p.m., local Houston, Texas time, on December 31, 2011; provided, however, that the right to terminate this Agreement under this clause (iii) shall not be available to any Party that (A) proximately contributed to the occurrence of the failure to satisfy such conditions precedent by such date and time, or (B) failed to use all reasonable efforts to satisfy such conditions precedent; provided further, however, that Lessee’s refusal to deliver the Acceptance in accordance with Section 2.1(c) shall not affect Lessee’s right to terminate this Agreement.

The right of any Party to terminate this Agreement pursuant to this Section 8.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Party hereto, any Person controlling any such Party or any of their Representatives whether prior to or after the execution of this Agreement. Notwithstanding anything in this Section 8.1 to the contrary, no Party that is in material breach of this Agreement shall be entitled to terminate this Agreement except with the written consent of the other Party.

Section 8.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1:

(a) This Agreement shall become null and void and of no further effect and there shall be no liability or obligation hereunder on the part of the CCS Parties or Lessee, except (i) any Party nevertheless shall be entitled to seek any remedy to which it may be entitled at Law or in equity for the violation or breach by any other Party of any agreement or covenant (but not any representation or warranty) contained in this Agreement that occurs prior to the termination; (ii) the provisions of this Section 8.2, Article VII and Article IX (and all associated defined terms) shall survive any such termination; and (iii) each Party shall within five (5) days after such termination redeliver all documents, work papers and other materials of the other Parties relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same;

(b) If the New Facility has been installed at the Site prior to termination of this Agreement pursuant to Section 8.1, the CCS Parties shall cause the New Facility to be removed from the Site and shall cause the Existing Facility to be re-installed at the Site in the same configuration as it existed immediately prior to its removal from the Site;

(c) Unless otherwise terminated pursuant to its terms, the Existing Equipment Lease shall continue in its full force and effect; and

(d) The CCS Parties shall be entitled to use, operate, sell, lease, transfer or otherwise dispose of the New Facility, at such other location as the CCS Parties may determine, all in their sole and absolute discretion.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Confidentiality.

(a) Each Party shall maintain the terms of this Agreement in confidence and shall not disclose any information concerning the terms, performance or administration of this Agreement to any other Person; provided that a Party may disclose such information: (i) to any of such Party’s Group, (ii) to any prospective member of such Party’s Group, (iii) to any actual or prospective purchaser of all or a portion of such Party’s interest in the New Facility and (iv) to any Person providing or evaluating a proposal to provide financing to the recipient Party or any direct or indirect owner of such Party; provided in each case that the recipient Party shall provide to each Person to which disclosure is made a copy of this Section 9.1 and direct such Person to treat such information confidentially, and the recipient Party shall be liable for any breach of the terms of this Section 9.1 by such Persons to which it makes any such disclosure. The foregoing restrictions will not apply (A) to information that is or becomes generally available to the public otherwise than as a result of disclosure by the recipient Party, (B) to information that is already in, or subsequently comes into, the recipient Party’s possession, provided that the source of such information was not, to the recipient Party’s knowledge, obligated to keep such information confidential, (C) to information that is required to be disclosed pursuant to Law or stock exchange rules and regulations or is otherwise subject to legal, judicial, regulatory or self-regulatory requests for information or documents or (D) subject to Section 9.1(b) below, to the Tax structure or Tax treatment of the transactions under this Agreement.

(b) Each Party may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the transactions under this Agreement; provided, however, that any such information is required to be kept confidential to the extent necessary to comply with any applicable securities laws. The Tax structure and Tax treatment of the transaction includes only those facts that may be relevant to understanding the purported or claimed U.S. federal and state income Tax treatment or Tax structure of the transactions under this Agreement and, to eliminate any doubt, therefore specifically does not include information that either reveals or standing alone or in the aggregate with other information so disclosed tends of itself to reveal or allow the recipient of the information to ascertain the identity of any parties involved in any of the Transactions contemplated by this Agreement or the other Transaction Documents.

(c) If any Party is required to disclose any information required by this Section 9.1 to be maintained as confidential in a judicial, administrative or governmental proceeding, such Party shall give the other Party at least ten (10) days’ prior written notice (unless less time is permitted by the applicable proceeding) before disclosing any such information in any said proceeding and, in making such disclosure, the Party required to disclose the information shall disclose only that portion thereof required to be disclosed and shall cooperate with the other Party in the other Party’s attempts to seek to preserve the confidentiality thereof, including if such Party seeks to obtain protective orders and/or any intervention.

Section 9.2 Further Actions. After the Closing Date, each of the Parties shall execute and deliver such other certificates, agreements, conveyances and other documents, and take such other action, as may be reasonably requested by the other Party in order to (a) transfer and assign to, and vest in, Lessee a valid leasehold interest in the New Facility pursuant to the terms of this Agreement or (b) otherwise carry out the intent and purpose of this Agreement and the other Transaction Documents.

Section 9.3 Amendment, Modification and Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by each of the Parties. Any failure of a Party to comply with any obligation, covenant, agreement or condition of such Party contained herein may be waived only if set forth in an instrument in writing signed by the Party to be bound thereby, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

Section 9.5 Expenses and Obligations. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred by the Parties in connection with this Agreement and the consummation of the transactions contemplated hereby shall be borne solely and entirely by the Party which has incurred such expenses.

Section 9.6 Binding Effect; Third Parties. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each Party and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person (other than the Lessee Indemnified Parties and CCS Indemnified Parties as provided in Article VII) any rights or remedies of any nature whatsoever under or by reason of this Agreement).

Section 9.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by a nationally recognized overnight courier, by facsimile or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Lessee, to:

GS RC Investments LLC

c/o Goldman Sachs & Co.

200 West Street

New York, New York 10282

Attention: Michael Feldman

Fax: (212) 428-3868

Email: michael.feldman@gs.com

With a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002-6760

Attention: F. B Cochran III

Fax: (713) 615-5368

Email: fcochran@velaw.com

If to the CCS Parties, to:

Clean Coal Solutions, LLC

Woods Mill Point, Suite 250

425 S. Woods Mill Road

Town and Country, MO 63017

Attention: Jerry Daseler

Fax: (636) 681-1884

Email: jdaseler@sbcglobal.net

With copies to (which shall not constitute notice):

Hogan Lovells US LLP

1200 Seventeenth Street, Suite 1500

Denver, CO 80202

Attention: Tyler Harvey

Fax: (303) 899-7333

Email: tyler.harvey@hoganlovells.com

and

Clean Coal Solutions, LLC

3300 South Parker Road, Suite 310

Aurora, CO 80014

Attention: Brian Humphrey

Fax: (303) 751-9210

Email: bhumphrey@nexgen-group.com

All notices and other communications given in accordance herewith shall be deemed given (a) on the date of delivery, if hand delivered, (b) on the date of receipt, if faxed (provided a hard copy of such transmission is dispatched by first class mail within forty-eight (48) hours), (c) three (3) Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and (d) one (1) Business Day after the date of sending, if sent by a nationally recognized overnight courier; provided, however, that a notice given in accordance with this Section 9.7 but received on any day other than a Business Day or after business hours in the place of receipt, will be deemed given on the next Business Day in that place.

Section 9.8 Knowledge. The term “knowledge” when used in the phrases “to the knowledge of the CCS Parties” or “the CCS Parties have no knowledge” or words of similar import shall mean, and shall be limited to, the actual knowledge of the individuals listed on Schedule 9.8 after reasonable investigation and due inquiry.

Section 9.9 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

Section 9.10 Entire Agreement. This Agreement, the Agreement to Lease, the Operation and Maintenance Agreement, the Chemical Additive Supply Agency Agreement, the Technology Sublicense and the other Transaction Documents shall constitute the entire agreement between the Parties hereto relating to the subject matter hereof and in this Agreement, the Agreement to Lease, the Operation and Maintenance Agreement, the Chemical Additive Supply Agency Agreement, the Technology Sublicense and the other Transaction Documents. No modification of this Agreement or waiver of any provision hereof shall be binding unless the modification or waiver shall be in writing and signed by the Parties hereto.

Section 9.11 Governing Law; Choice of Forum; Waiver of Jury Trial. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF, INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN THE COUNTY OF NEW YORK IN THE STATE OF NEW YORK WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND CONSENT TO THE SERVICE OF PROCESS IN ANY MANNER PERMITTED BY LAW. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO A DISPUTE AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.

Section 9.12 Private Letter Ruling. If Lessee or any of its Affiliates decides to pursue a request for a PLR, determination letter, Pre-Filing Agreement or other written guidance from the IRS (the “IRS Guidance”) with respect to any aspect of the transactions contemplated by this Agreement or any of the other Transaction Documents or in relation to the New Facility, the Parties shall consider in good faith and make such amendments to this Agreement as may be necessary to permit Lessee to obtain the IRS Guidance. Neither Party shall be required to agree to any such amendment that it reasonably determines, in good faith, is adverse to such Party in any material respect; provided that Lessor shall not withhold its agreement to any such amendment if Lessee has agreed to fully compensate Lessor for any adverse economic effect on Lessor resulting from such amendment and such amendment would not cause any material adverse effect on Lessor for which it cannot adequately be compensated by Lessee; and provided further, that if Lessee requests a PLR from the IRS with respect to the New Facility before the date that is ninety (90) days after the Closing Date and Lessee thereafter receives a PLR from the IRS with respect to the Existing Facility but is unable to obtain a PLR from the IRS with respect to the New Facility, the New Facility will be exchanged for the Existing Facility, the provisions of Section 8.2 shall apply, the Existing Equipment Lease shall be reinstated and the Parties shall execute and deliver all other agreements and documents necessary or desirable to effectuate re-installation, operation and use of the Existing Facility in accordance with the terms of the Existing Equipment Lease.

Section 9.13 Publicity. Lessor agrees that it will not, without the prior written consent of Lessee, (a) use in advertising, publicity or otherwise the name of GS, or any Affiliate thereof (including Lessee), or any partner or employee of GS, or any Affiliate thereof (including Lessee), or any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by GS, or any Affiliate thereof (including Lessee), or (b) represent, directly or indirectly, that any product or any service provided by Lessor has been approved or endorsed by GS, or any Affiliate thereof (including Lessee). No public announcement of any kind regarding the existence or terms of this Agreement shall be made without the prior written consent of the Parties. For the avoidance of doubt, nothing in this Section 9.13 shall limit Lessor’s obligation to disclose information pursuant to Section 9.1.

Section 9.14 Assignment. No Party shall assign or otherwise transfer this Agreement or any of its rights hereunder without the prior written consent of the other Parties, and any purported Assignment made without such prior written consent shall be void. Notwithstanding the foregoing:

(a) Any Party may, without the need for consent from the other Parties, make an assignment of this Agreement to an Affiliate of such Party; provided that such Affiliate assumes all of the obligations of the Party making the Assignment and the Lessor Parent Guaranties or the Lessee Parent Guaranty remain in effect, as applicable, with respect to the obligations of such Affiliate, and in such event the assigning Party shall be released from its obligations under this Agreement, except for those obligations that arose prior to such assignment;

(b) Lessee may, without the need for consent from either of the CCS Parties, make an Assignment of this Agreement to any Person (i) succeeding to all or substantially all of its assets, provided such Person has, or its obligations under this Agreement are guaranteed by a Person who has, an Investment Grade rating, or (ii) after December 31, 2019 if the Section 45 Credit for Refined Coal produced by the New Facility has been extended beyond such date; and

(c) Lessor may, with the prior written consent of Lessee, make an assignment of this Agreement to any Person succeeding to all or substantially all of its assets; provided that (i) the acquiring Person assumes all obligations of Lessor hereunder, and (ii) either (A) the Lessor Parent Guaranties remain in full force and effect with respect to the Person succeeding to all or substantially all of Lessor’s assets, or (B) the Lessor Parent Guaranties are replaced by a new guaranty or guaranties on the same terms as the Lessor Parent Guaranties covering such assumed obligations from a Person having an Investment Grade rating, and in such event Lessor shall be released from its obligations under this Agreement, except for those obligations that arose prior to such assignment.

Section 9.15 Appendices, Schedules and Exhibits. All Appendices, Schedules and Exhibits hereto which are referred to herein are hereby made a part hereof and incorporated herein by such reference.

[Signature page follows.]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed on its behalf as of on the day and year first above written.

CLEAN COAL SOLUTIONS, LLC

By:	/s/ Brian Humphrey
Name:	Brian Humphrey
Title:	Manger

AEC-NM, LLC

By: Clean Coal Solutions, LLC, its managing member

By:	/s/ Brian Humphrey
Name:	Brian Humphrey
Title:	Manager

GS RC INVESTMENTS LLC

By:	/s/ Michael Feldman
Name:	Michael Feldman
Title:	Authorized Signatory

Signature Page to

Exchange Agreement (New Madrid)

EXHIBIT A

DESCRIPTION OF THE EXISTING FACILITY

All fixtures, equipment, machinery, parts and software and other property constituting the refined coal production facility, consisting specifically of the following components: a CyClean A hopper feeder system; a CyClean B liquid tote, chemical pumps and heated transfer hoses; transfer belt conveyors; weigh belt conveyors; motor control center; programmable logic control system; and all associated valves, fittings, control systems and related components and any associated replacement parts or equipment, and located at the New Madrid Power Plant owned by Associated Electric Cooperative, Inc. and located at 41 St. Jude Road, New Madrid, Missouri 63869 including, without limitation, the equipment, parts, and other materials set forth below.

AEC-NM, LLC

Refined Coal Production Facilityd

TAG NUMBER	DESCRIPTION	LOCATION	MANUFACTURER	MODEL NUMBER
*	*	*	*	*
*	*	*	*	*
*	*	*	*	*
*	*	*	*	*
*	*	*	*	*
*	*	*	*	NA
*	*	*	*	*
*	*	*	*	*
*	*	*	*	NA
*	*	*
*	*	*	*	NA
*	*	*
*	*	*	*	*
*	*	*	*	*
*	*	*	*	*
*	*	*	*	NA
*	*	*	*	NA
*	*	*	*	*
*	*	*	*	*
*	*	*	*	NA
*	*	*	*	*
*	*	*	*	NA
*	*	*	*	NA
*	*	*
*	*	*	*	*
*	*	*	*	NA
*	*	*
*	*	*	*	*
	CONTROL BUILDING		*	N/A
N/A	*	*	N/A	N/A
N/A	*	*	*	*
N/A	*	*	*	*
N/A	*		*	*

Exhibit A

EXHIBIT B

DESCRIPTION OF THE NEW FACILITY

All fixtures, equipment, machinery, parts and software, and other property constituting the refined coal production facility, consisting of the following components: a CyClean A granular material feed hopper system including weigh belt conveyors; the CyClean A equipment support and enclosure; a CyClean B liquid tote and containment; chemical pumps and associated chemical delivery system plumbing; motor control center; programmable logic control system; and all associated valves, fittings, equipment; located at the New Madrid Power Plant owned by Associated Electric Cooperative, Inc. and located at 41 St. Jude Road, New Madrid, Missouri 63869 including, without limitation, the equipment, parts, and other materials set forth below:

TAG NO.	EQUIPMENT NAME	Manufacturer	Model Number
*	*	*	N/A
*	*	*	*
*	*	*	N/A
*	*	*	*
*	*	*	N/A
*	*	*	*
*	*	*	*
*	*	*	N/A
*	*	*	N/A
*	*	*	N/A
*	*	*	N/A
*	*	*	*
*	*	*	*
*	*	*	N/A
*	*	*	*
*	*	*	N/A
N/A	*	*	N/A

Exhibit B

EXHIBIT C

FORM OF NEW EQUIPMENT LEASE

Filed as Exhibit 10.42 to this Report on Form 10-K

EXHIBIT D

FORM OF OMNIBUS AMENDMENT

OMNIBUS AMENDMENT #2

TO TRANSACTION DOCUMENTS

OMNIBUS AMENDMENT #2

TO TRANSACTION DOCUMENTS

THIS OMNIBUS AMENDMENT #2 (this “Amendment”) is dated as of November 21, 2011 (the “Effective Date”) and made by and between Clean Coal Solutions Services, LLC, a Colorado limited liability company (“Clean Coal”), and GS RC Investments LLC (“GS RC”), a Delaware limited liability company.

RECITALS:

WHEREAS, GS RC and Clean Coal have previously entered into each of the following agreements: (i) that certain Operating and Maintenance Agreement for the New Madrid facility dated as of June 29, 2010 (the “New Madrid O&M Agreement”), and (ii) that certain Chemical Additives Supply Agency Agreement for the New Madrid facility, dated as of June 29, 2010 (the “NM Chemical Supply Agreement,” and together with the New Madrid O&M Agreement, collectively, the “Transaction Documents”).

WHEREAS, GS RC and AEC-NM, LLC (“AEC-NM”) have previously entered into that certain Equipment Lease dated as of June 29, 2010 (the “Existing NM Equipment Lease”) whereby AEC-NM leased to GS RC a refined coal production facility (the “Existing NM Facility”).

WHEREAS, simultaneously with the execution of this Amendment, GS RC and AEC-NM are entering into an agreement for the lease of a redesigned refined coal production facility, newly constructed and owned by AEC-NM (the “New NM Facility”) and the termination of the Existing NM Equipment Lease.

WHEREAS, GS RC and Clean Coal desire to amend each of the Transaction Documents as set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the promises and agreements set forth in this Amendment, and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), GS RC and Clean Coal agree as follows:

ARTICLE I

AMENDMENTS TO TRANSACTION DOCUMENTS

Section 1.1 Amendments to New Madrid O&M Agreement.

(a) The following new definitions are added to Annex I of the New Madrid O&M Agreement:

“Placed-in-Service Date” means the “placed-in-service” date of the Refined Coal Plant within the meaning of the Refined Coal Guidance.

“Equipment Lease” means the Equipment Lease, dated as of November 21, 2011, between Lessor and Lessee.

(b) Section 3.1 shall be deleted in its entirety and replaced with the following provision:

“3.1 Term. Unless sooner terminated pursuant to the terms of this Agreement, (a) the initial term of this Agreement (the “Initial Term”) shall commence on the Effective Date and shall end on December 31, 2012, or any earlier date on which the Section 45 Credit expires, and (b) this Agreement shall automatically renew at the end of the Initial Term for successive annual terms until the date that is ten years after the Placed-in-Service Date, and (c) provided that if the Section 45 Credit for Refined Coal produced at the Refined Coal Plant has been extended beyond ten years from the Placed-in-Service Date, Lessee shall be entitled in its sole discretion to terminate this Agreement. If Lessee does not elect to exercise its termination right, this Agreement shall continue to renew automatically annually until the Section 45 Credit expires with respect to Refined Coal produced in the Refined Coal Plant.”

(c) Exhibit B to the New Madrid O&M Agreement is hereby deleted in its entirety and replaced with Exhibit A, attached hereto.

(d) Exhibit A to Exhibit E of the New Madrid O&M Agreement is hereby deleted in its entirety and replaced with Exhibit B attached hereto.

(e) Section A.1. of Exhibit G to the New Madrid O&M Agreement is hereby deleted in its entirety and replaced with the following:

“All Risks Property Damage Insurance. All Risks Property Damage Insurance in an amount sufficient to cover 100% of the replacement cost of the Refined Coal Plant and, at Lessee’s election and cost, Business Interruption Coverage. Such insurance shall include coverage for physical loss and/or damage to Lessee’s coal, while in stockpiles and/or on the premises of the Refined Coal Plant, up to the full market value, at specific maximum per location limits to be mutually agreed to in writing no less than annually.”

Section 1.3 Amendments to NM Chemical Supply Agreement

(a) The following new definitions are added to Annex I of the NM Chemical Supply Agreement:

“Placed-in-Service Date” means the “placed-in-service” date of the Refined Coal Plant within the meaning of the Refined Coal Guidance.

“Equipment Lease” means the Equipment Lease, dated as of November 21, 2011, between Lessor and Lessee.

(b) Section 3.1(a) of the NM Chemical Supply Agreement shall be deleted in its entirety and replaced with the following provision:

(a) Base Term. Unless sooner terminated pursuant to the terms of this Agreement, (a) the initial term of this Agreement (the “Initial Term”) shall commence on the Effective Date and shall end on December 31, 2012, or any earlier date on which the Section 45 Credit expires, and (b) this Agreement shall automatically renew at the end of the Initial Term for successive annual terms until the date that is ten years after the Placed-in-Service Date, and (c) provided that if the Section 45 Credit for Refined Coal produced at the Refined Coal Plant has been extended beyond ten years from the Placed-in-Service Date, Lessee shall be entitled in its sole discretion to terminate this Agreement. If Lessee does not elect to exercise its termination right, this Agreement shall continue to renew automatically annually until the Section 45 Credit expires with respect to Refined Coal produced in the Refined Coal Plant.”

ARTICLE II

GENERAL PROVISIONS

Section 2.1 Effectiveness and Ratification. All of the provisions of this Amendment shall be effective as of the Effective Date. Except as specifically provided for in this Amendment, the terms of each of the Transaction Documents shall remain in full force and effect. In the event of any conflict or inconsistency between the terms of this Amendment and the Transaction Documents, the terms of this Amendment shall prevail and govern.

Section 2.2 Entire Agreement. This document contains the entire agreement between the parties hereto with respect to the subject matter hereof. There are no oral agreements between the parties hereto with respect to the subject matter hereof.

Section 2.3 Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law principles of such state.

Section 2.4 Counterparts. This Amendment may be signed in two counterparts, each of which taken together shall constitute one instrument, and each of the parties hereto may execute this Amendment by signing either such counterpart. This Amendment shall become effective upon execution by both of the parties hereto. A facsimile copy will be deemed an original.

[Signature page follows.]

IN WITNESS WHEREOF, Clean Coal and GS RC have caused this Amendment to be executed and delivered as of the Effective Date.

CLEAN COAL SOLUTIONS SERVICES, LLC

By:
Name:
Title:

GS RC INVESTMENTS LLC

By:
Name:
Title:

EXHIBIT A

EXHIBIT B

OPERATOR PERMITS

New Madrid Power Plant

Authority for CyClean Process
Media	Regulatory Program	Existing Permit	New Permit	No Permit	Permit ID	Issuer	Determination Factors
Air	NSR/PSD		X		122009-001	MDNR	Missouri Rule 10 CSR 10-6060 requires facilities that are major emitters to obtain construction permits under the federally approved state implementation plan.

Air	NSR/PSD		X		122010-012	MDNR	Missouri Rule 10 CSR 10-6060 requires facilities that are major emitters to obtain construction permits under the federally approved state implementation plan. This permit addresses the option under 1.F.2) of construction permit 122009007 (above) and r

Air	Title V		X		OP2010-116	MDNR	This permit replaces the former Title V permit (0P2001-003A) and includes the conditions of NSR permit 122009-001. This permit will be amended to replace the conditions of 122009-001 with those of 122010-012 according to an application dated May

Water	NPDES	X			MO-0001171	MDNR	Activity is allowed under provision of the existing permit. G8 has taken the necessary actions to prevent any violations. AECI will monitor to insure compliance.

Waste	Solid Waste	X			0914301	MDNR	Activity is allowed under provision of the existing permit. G8 has taken the necessary actions to prevent any violations. AECI will monitor to insure compliance.

Spill Protection	SPCC			X	N/A	N/A	New Madrid has an approved SPCC plan. G8 has supplied a SPCC plan for the CyClean B liquid additive. This plan has been incorporated into the plant SPCC plan.

Land	Land Disturbance			X		MDNR	Area of concern is less than one acre. No permit required.

Zoning	County or Local Zoning Requirement			X	N/A	N/A	No permit is required from a county or local entity.

Building Permits	Permits Required by local/county statute			X	N/A	N/A	No permit is required from a county or local entity.

EXHIBIT B

Filed as Exhibit B to this Exhibit 10.41 to this Report on Form 10-K

EXHIBIT E

FORM OF TECHNOLOGY SUB-LICENSE AMENDMENT

Filed as Exhibit 10.43 to this Report on Form 10-K

EXHIBIT F

CERTIFICATION

[CCS letterhead]

[DATE]

GSFS Investments I Corp.

c/o Goldman Sachs & Co.

200 West Street

New York,

New York 10282

Re: Certificate of Completion of Refined Coal Facility Testing

Dear Sirs:

Reference is made to that certain Exchange Agreement (the “Agreement”), dated as of November 21, 2011, by and between GS RC Investments LLC, a Delaware limited liability company (“GS RC”), Clean Coal Solutions, LLC, a Colorado limited liability company (the “Company”), and AEC-NM, a Colorado limited liability company. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

Pursuant to the terms of the Agreement, we hereby certify, represent and warrant as follows:

1.	The testing of the refined coal production facility owned by the Company or one of its subsidiaries, identified by serial numbers [ ] (the “Facility”) presently located at the New Madrid Power Plant near Marston, Missouri, owned and operated by Associated Electric Cooperative, Inc. (the “Utility”), pursuant to the terms of that certain Demonstration Agreement, dated as of , 201__, by and between the Utility and the Company, was completed on [ , 201__] (the “Testing Completion Date”).

2.	No grants described in Section 45(b)(3)(A)(i) of the Code have been provided by the United States, a state, or a political subdivision of a state for use in connection with all or part of the Facility within the meaning of such section.

3.	No proceeds of any issue of a state or local government obligation described in Section 45(b)(3)(A)(ii) of the Code have or will be used to provide financing for all or part of the Facility within the meaning of such section.

4.	No subsidized energy financing (within the meaning of Section 45(b)(3)(A)(iii) of the Code) has been or will be provided in connection with all or part of the Facility within the meaning of such section.

Exhibit F

5.	No other federal tax credit has been or is allowed or allowable with respect to all or part of the Facility within the meaning of Section 45(b)(3)(iv) of the Code.

6.	On or prior to the Testing Completion Date:

a.	the Company (or an Affiliate thereof) completed all testing of the Facility necessary, in the reasonable judgment of Company, to establish that the Facility was operational;

b.	the Company obtained, or third parties obtained for the benefit of the Company, all permits necessary to operate the Facility;

c.	the Facility was being operated and controlled by the Company or an Affiliate thereof;

d.	the Company or an Affiliate thereof had legal ownership of the Facility; and

e.	the Facility was operational and producing Refined Coal in the quantities described in Exhibit A hereto. A copy of a verification statement verifying the output of Refined Coal is attached hereto as Exhibit B.

7.	The owner of the Facility has conducted all necessary pre-operational testing, including emissions testing conducted using CEMS field testing (as defined in Section 6.03(1) of the Internal Revenue Service Notice 2010-54) or such other testing method as agreed between Company and GS, and the results have been verified in accordance with section 6.03(1)(c) of Notice 2010-54. A copy of such verification is attached hereto as Exhibit C.

8.	The owner of the Facility intends to claim the Section 45 Credit on its federal income Tax Return for the 2011 taxable year with respect to all Refined Coal produced from the Facility that the owner of the Facility has sold to Unrelated Persons. The members of the owner of the Facility intend to claim on their federal income Tax Returns for the 2011 taxable year their allocable shares of all Section 45 Credits claimed by the owner of the Facility to the extent permitted by Section 45 of the Code.

9.	Neither the owner of the Facility, nor any member of the owner of the Facility nor any Affiliate of any member thereof, intends to or has (A) taken any position in any federal, state or local income Tax Return or filing that is inconsistent with any of the statements in this Certification; (B) filed Form 8275, Form 8275-R or any similar form described in Treasury Regulation §§ 1.6662-3(c) or 1.6662-4(f) in connection with the Section 45 Credit claimed by the owner of the Facility, any member of the owner of the Facility or any Affiliate of any owner of the Facility or any member of any owner of the Facility with respect to Refined Coal produced from the Facility that the owner of the Facility sold to Unrelated Persons; or (C) filed Form 8886 or similar form described in Treasury Regulation § 1.6011-4(c)(6) or participated in a “reportable transaction” as defined in Treasury Regulation § 1.6011-4 involving the Facility.

Exhibit F

10.	Attached to this certificate as Exhibit D are all capital expenditures made with respect to the Facility, (A) on or before the Testing Completion Date, and (B) after the Testing Completion Date (if any).

11.	Attached to this certificate as Exhibit E are the original cost and fair market value, as of the date of this Certificate, of any used equipment incorporated into the Facility.

This certificate is executed and delivered on behalf of the Company by a duly authorized signatory of the Company as of the date first above written.

CLEAN COAL SOLUTIONS, LLC

By:

Name:

Title:

Exhibit F

Exhibit A

To Certification

Refined Coal Production

Date	Refined Coal Production (Tons)

Exhibit A to Exhibit F

Exhibit B

To Certification

Certificate of Refined Coal Production

[CCS letterhead]

[DATE]

GSFS Investments I Corp.

c/o Goldman Sachs & Co.

200 West Street

New York, New York 10282

Re: Verification of Refined Coal Production

Dear Sirs:

Reference is made to that certain Certificate of Completion of Refined Coal Facility Testing (the “Certificate”) dated as of                     , 2011, given by Clean Coal Solutions, LLC, a Colorado limited liability company (the “Company”) to GS RC Investments, LLC, a Delaware corporation (“GS RC”).

In accordance with the Certificate, we hereby verify the refined coal production on Exhibit A to the Certificate.

This Certificate is executed and delivered on behalf of the Company by a duly authorized signatory of the Company as of the date first above written.

CLEAN COAL SOLUTIONS, LLC

By:

Name:

Title:

Exhibit B to Exhibit F

Exhibit C

To Certification

Verification of Emissions Testing Results

This letter provides verification of the testing witnessed by [VERIFIER] (“Verifier”) for Clean Coal Solutions, LLC (“CCS”) as an independent professional engineering service regarding the refined coal production facility installed at [SITE] located at [ADDRESS] owned by Associated Electric Cooperative, Inc. (the “Utility”). The tests were conducted during the period from [DATE] to [DATE] (“Testing Period”). This verification is in accordance with IRS Notice 2010-54.

At the time of the testing the Facility was operated on a contract basis by Clean Coal Solutions Services, LLC, a Colorado limited liability company (“CCSS”) on behalf of CCS and [AEC-TH, LLC or AEC-NM, LLC].

During the Testing Period, the Owner, by itself and through its contractors, operated the Facility on a daily, continuous basis for purposes of producing “refined coal” meeting the requirements of Section 45(c)(7) of the Internal Revenue Code of 1986, as amended (the “Code”), and meeting the requirements and specifications set forth in this certificate, in part, through the application of CyCleanTM, which consists of a solid additive (“CyClean™ A”) and a liquid additive (“CyClean™ B”), to coal feedstock consisting of Powder River Basin sub-bituminous coal (the “Feedstock Coal”).

During the operating period, the Owner and its contractors were in charge of emissions testing performed in accordance with an established operating process. Verifier observed the testing as an independent professional engineer to witness the results. The Owner and its contractors were responsible for establishing plant operating conditions with Feedstock Coal and Refined Coal (defined below) and verifying nitrogen oxide (“NOx”) and mercury emission reductions achieved during the Testing Period as a result of burning the Refined Coal.

Verifier was physically present at the site from [DATE] to [DATE] and ensured that the reported data is representative of the data observed during the tests. During this time, CCSS staff worked with the Utility to establish baseline NOx and mercury emissions on [DATE] and to establish similar conditions to measure NOx and mercury emissions while burning CyCleanTM refined coal during the Test Period on [DATE]. Boiler performance and operability were monitored carefully during the emissions test to assure that the emission reductions did not cause other system problems.

Based upon the foregoing, Verifier hereby certifies the following during the Testing Period:

1.	The Facility produced a solid fuel from the Feedstock Coal (the “Refined Coal”).

Exhibit C to Exhibit F

2.	The Refined Coal demonstrated a reduction of greater than 20 percent of the emissions of NOx and greater than 40 percent reduction of the emissions of mercury (collectively, the “Emission Reductions”) released when burning the Refined Coal (excluding any dilution caused by materials combined or added during the production process), as compared to the emissions released when burning the Feedstock Coal. Actual emission reductions for NOx were measured at approximately [__] percent below the baseline. Actual emissions of mercury were measured at [__] percent below the baseline measurements.

3.	The Emission Reductions were determined by comparing the emissions that resulted when the Feedstock Coal and the Refined Coal were used to produce the same amounts of useful thermal energy. The CyCleanTM A and CyCleanTM B additives do not contain organic material, and therefore, the CyClean additives do not increase the thermal energy of the Feedstock Coal.

4.	The Emission Reductions were determined in accordance with the provisions of Sections 6.01 and 6.02 of Notice 2010-54 during field testing using a continuous emission monitoring system (“CEMS”), meeting the requirements of Section 6.03(1)(a)(i) through (iv) and (b) of Notice 2010-54, specifically to the following requirements:

(a)	the boiler used to conduct the emissions testing was coal-fired and steam-producing and is of a size ([__] MW) and type commonly used in commercial electric power generation operations;

(b)	emissions were measured using mercury and NOx CEMS;

(c)	the CEMS conformed to applicable United States Environmental Protection Agency (“EPA”) standards;

(d)	Other than operating conditions that are directly attributable to changing from feedstock coal to refined coal such as adjustments to primary and secondary air, that are consistent with good pollution control practices, emissions from the boiler using both the Feedstock Coal and the Refined Coal were measured at the same operating conditions and over a period of at least 3 hours during which the boiler was operating at a steady state and at least 90 percent of full load;

(e)	emissions of mercury were measured upstream of any SO2 scrubber or mercury control device, or, if mercury emissions were measured downstream of any SO2 scrubber, then the SO2 scrubber was operated under the same operating conditions throughout the Testing Period, and downstream of the electrostatic precipitator, which was operated under the same operating conditions throughout the Testing Period (see operating data attached as Exhibit A to this verification statement showing continuous secondary voltage and current and number of fields in operation); and

(f)	emissions of NOx were measured upstream of post-combustion NOx controls.

5.	I have no direct or indirect ownership interest in CCS or CCSS.

Exhibit C to Exhibit F

6.	[NAME] witnessed the emissions testing on site. I have reviewed the emissions test data and verified with [NAME] the results as reported.

7.	I am a licensed professional engineer, registered in the State of [STATE].

8.	I have extensive experience in combustion and environmental engineering and I have the qualifications required by Section 6.03(1) of Notice 2010-54 to perform this verification.

I understand and agree that this Verification of Emission Testing Results for the Facility located at [POWER PLANT] may be relied upon by CCS, the Owner and their respective members, managers, successors, and assigns.

Under penalties of perjury, I declare that I have examined this verification statement and, to the best of my knowledge and belief, it is true, correct and complete.

Dated: [DATE]

[NOTARIZED SIGNATURE]

Exhibit C to Exhibit F

Exhibit D

To Certification

Capital Expenditures

Exhibit D to Exhibit F

Exhibit E

To Certification

Used Equipment Incorporated into the Facility

Exhibit E to Exhibit F

EXHIBIT G

DUE DILIGENCE REQUEST LISTS

Due Diligence Request List for Refined Coal Projects

Purpose:

The purpose of this document is to describe the key areas of due diligence and the items requested for review of Clean Coal Solutions, LLC (“Clean Coal Solutions”) and its affiliates in connection with two refined coal projects (Thomas Hill and New Madrid) (the “projects”) and the entities associated therewith. The checklist is divided into various disciplines. Please provide the names of key contact persons from Clean Coal Solutions for each discipline.

Section 1. Financial Materials:

1.	Audited Financial Statements – Provide all income statements and balance sheets (quarterly and annual statements) for the project entities, if any.

2.	Project Financials – Provide each project’s income statement and balance sheet, if any.

a.	Revenue breakdown

b.	Expenses breakdown—O&M, major maintenance / capex expenses, license fees, etc.

c.	Other expenses—Royalties, property tax, , insurance, other expenses

3.	Budgets – Provide copies of all construction, maintenance, capital expenditure, operating and other budgets for the projects.

4.	Guaranties – Provide copies of all guaranties, keep wells and other agreements evidencing support for any debt.

5.	Pro Forma – Copy of full pro forma financial models for the projects.

Section 2. Project Documents:

1.	Latest drafts of all agreements with Associated Electric Cooperative, Inc. or its affiliates (collectively, “AECI”) – this includes the Demonstration Agreement and any related correspondence.

2.	Leases – Provide copies of all equipment or land leases and easements.

3.	O&M and Services Agreements – Provide copies of all operation and maintenance agreements, if any.

4.	Construction/Procurement – Provide all contracts and subcontracts related to the construction of the projects and any related procurement, engineering or services agreements. Please confirm that all construction-related agreements are set forth in data room.

5.	Other Project Agreements – Provide copies of all other material project agreements for the projects. Please provide or confirm that all other material project agreements have been received.

6.	Assignment of all equipment warranties/obligation to submit warranty claims with respect to both facilities.

7.	The purchase orders with contractors for each of the projects, including any Lien Release and Waiver forms that are not executed.

Exhibit G

Section 3. Energy Regulation:

1.	Regulatory Approvals – Provide a list of all current and pending energy regulatory permits, licenses and other approvals for the projects, and copies of all such approvals, including approvals related to the projects’ status.

2.	Disputes – Provide a description of all previous, current and pending disputes with governmental agencies or others related to energy regulatory matters with respect to the projects, and copies of all associated documentation.

Section 4. Environmental Matters:

1.	Regulatory Agencies – Provide a list of all environmental regulatory agencies and other entities that currently regulate the projects with respect to environmental matters.

2.	NOVs – Provide copies of all notices of violation, requests for information and similar notices received from governmental agencies or others alleging violation of or potential non-compliance with environmental laws or regulations by the projects.

3.	Project site – Provide copies of documents identifying environmental conditions affecting the project sites, including any subsurface contamination or environmental problems at the host facility that could affect the project sites.

4.	Correspondence – Provide copies of all material correspondence with, notices and reports received from or provided to, filings with and other materials received from or provided to environmental regulatory agencies related to the projects.

5.	Hazardous Materials – Provide a description of all “hazardous materials” (as defined in applicable environmental laws) used in connection with the operation of the projects.

6.	Wastes – Provide information on all wastes generated by the projects and a description regarding how such wastes are handled, including a description of any waste recycling or disposal arrangements.

7.	Reports – Provide copies of all environmental reports prepared for the projects or addressing environmental conditions relating to the project sites.

8.	Other Materials – Provide copies of any other material documents related to environmental matters for the projects, including air quality, water withdrawal, wastewater, solid waste disposal and other permits, as well as any agreements with the host facility or other parties that may impose environmental obligations with respect to the projects.

9.	Provide Material Safety Data Sheets (MSDS) for CyClean A and CyClean B.

10.	Provide copies of the permit applications for and material correspondence with the applicable regulatory agency related to the Permits to Construct authorizing construction of and air emissions from the projects.

11.	Provide copies of the NPDES Permits for each of the projects.

12.	Provide copies of the Title V Operating Permits for each of the projects.

Section 5. Insurance:

1.	Policies – Provide copies of all policies, binders and certificates evidencing the insurance coverage for the projects.

2.	Claims – Provide a description of all claims made under the insurance policies for the projects, and provide copies of all associated documentation.

3.	Reports – Provide copies of all insurance consultants’ reports and other reports analyzing the insurance coverage for the projects.

4.	Insurer Agreements – Provide copies of all agreements entered into with the projects’ insurance providers.

Section 7. Title

1.	Provide mortgages, security agreements, financing statements and other documents creating liens or security interests that burden the projects.

2.	Provide documents granting an option, right of first refusal, preferential purchase right, right of first offer or other preferential right to purchase (or offer to purchase) the projects.

3.	Provide information regarding adverse title claims to the projects or defects in the title.

Exhibit G

Section 9. Project Facility Startup and Emission Testing

1.	Items Listed in Right to Lease Agreement

a.	All contracts for materials and services relating to construction of facility

b.	Demonstration and site use agreements

c.	Purchase orders (with terms and conditions) and any change orders for the facility

d.	All permits and licenses, including

1.	Environmental permits

2.	Permits to conduct business

3.	Occupancy or operating permits

e.	Environmental permit applications

2.	Other Items

f.	Test plans Placed-in-service certificates

1.	Certificates of work completion from construction contractors

2.	Environmental permit certificate

3.	Certificate of independent engineer

4.	Certificate of CCSS

5.	Emission testing report and certificate

6.	Videotape(s) of facility operation

7.	Complete set of facility drawings

8.	Process flow diagram

9.	Equipment list (including serial numbers, where applicable)

g.	Complete set of facility drawings

h.	Process flow diagram

i.	Equipment list (including serial numbers, where applicable)

j.	Calibration records for scales used to determine rate of Cyclean addition

k.	Demonstration Plan

Section 10. Other Matters:

1.	Litigation – Provide a description of all current and pending litigation, arbitration, investigations and other proceedings related to or affecting the projects, and copies of all associated documentation.

2.	Judgments – Provide a description of any outstanding judgments, consent decrees, settlement agreements or orders related to or affecting the projects, and copies of all associated documentation.

3.	Threatened Litigation and Unasserted Claims – Provide a description of all threatened litigation, unasserted claims and other disputes related to or affecting the projects, and copies of all associated documentation.

Exhibit G

CLEAN COAL SOLUTIONS, LLC

AEC-NM, LLC

DISCLOSURE SCHEDULE1

delivered in connection with the

Exchange Agreement

(the “Agreement”)

dated as of

November 21, 2011

among

Clean Coal Solutions, LLC,

AEC-NM, LLC,

and

GS RC INVESTMENTS LLC

[1]

Capitalized terms used herein shall have the respective meanings ascribed thereto in the Agreement unless otherwise defined herein. This Disclosure Schedule and all attachments hereto subject to the Agreement, including without limitation Section 9.15 of the Agreement. The information disclosed herein is disclosed subject to the terms of the Confidentiality Agreement, dated as of July 13, 2009, between Clean Coal Solutions, LLC and Goldman Sachs & Co. and should not be used for any purpose other than those contemplated by the Agreement.

The disclosure or inclusion of information herein shall not be deemed as an acknowledgement or admission that any such matter or item is required to be disclosed or is material for purposes of the representations, warranties or covenants set forth in the Agreement or that the subject matter of such disclosure may have a Material Adverse Effect on Lessee.

Disclosure Schedules, page 1

Schedule 3.1(c)

Conflicts and Consents

Pursuant to the terms of the Credit Agreement, dated as of March 31, 2011, and amended and reaffirmed on September 8, 2011 (the “CoBiz Credit Facility”) by and between CCS and CoBiz Bank, a bank doing business in the State of Colorado as Colorado Business Bank (“CoBiz”) and related agreements and instruments, CCS has pledged to CoBiz the membership interests in AEC-NM, LLC, among other entities, to secure CCS’s obligations under the CoBiz Credit Facility and CCS is required by the terms of the CoBiz Credit Facility to make repayments of the funds loaned thereunder, in part, from the revenues generated from the Facility.

The disclosures set forth in Schedule 3.1(g) hereof are hereby incorporated herein in their entirety by this reference.

Disclosure Schedules, page 2

Schedule 3.1(d)

Litigation

*

Disclosure Schedules, page 3

*

Disclosure Schedules, page 4

Schedule 3.1(e)

Compliance with Applicable Laws; Permits

The CCS Parties are required to file annual reports with the Secretary of State of the State of Colorado.

AEC-NM, LLC is required to obtain and maintain a Certificate of Registration Foreign Limited Liability Company in the State of Missouri.

A summary of applicable permits for the Facility is given in the tables below:

New Madrid Power Plant

	Regulatory Program	Authority for CyClean Process
Media		Existing Permit	New Permit	No Permit	Permit ID	Issuer	Determination Factors
Air	NSR/PSD		X		122009-001	MDNR	Missouri Rule 10 CSR 10-6060 requires facilities that are major emitters to obtain construction permits under the federally approved state implementation plan.

Air	NSR/PSD		X		122010-012	MDNR	Missouri Rule 10 CSR 10-6060 requires facilities that are major emitters to obtain construction permits under the federally approved state implementation plan. This permit addresses the option under 1.F.2) of construction permit 122009001 (above) and r

Air	Title V		X		OP2010-116	MDNR	This permit replaces the former Title V permit (0P2001-003A) and includes the conditions of NSR permit 122009-001. This permit will be amended to replace the conditions of 122009-001 with those of 122010-012 according to an application dated May 79.201

Water	NPDES	X			MO-0001171	MDNR	Activity is allowed under provision of the existing permit. G8 has taken the necessary actions to prevent any violations. AECI will monitor to insure compliance.

Waste	Solid Waste	X			0914901	MDNR	Activity is allowed under provision of the existing permit. G8 has taken the necessary actions to prevent any violations. AECI will monitor to insure compliance.

Spill Protection	SPCC			X	N/A	N/A	New Madrid has an approved SPCC plan. G8 has supplied a SPCC plan for the CyClean B liquid additive. This plan has been incorporated into the plant SPCC plan.

Land	Land Disturbance			X		MDNR	Area of concern is less than one acre. No permit required.

Zoning	County or Local Zoning Requirement			X	N/A	N/A	No permit is required from a county or local entity.

Building Permits	Permits Required by locallcounty statute			X	N/A	N/A	No permit is required from a county or local entity.

Disclosure Schedules, page 5

Schedule 3.1(f)

Insurance

Coverage	Policy Limit	Deductible	Carrier	Policy Number	Policy Term	Additional Insureds/Loss Payees	Named Insureds
Property (Pkg)	$15MM+ Blkt Bldgs, Equipment, Personal Property, Inventory,Computer Equipment. Coal Stock Piles at TH & NM each at $12MM.	Property $10k; Coal Stock Pile: 5%-$10kmin/$50k max	Chubb (Federal)			GS RC Investments, LLC (a)	See (c ) below.

Mobile Equipment (Pkg)	Scheduled;	Equipment: 5%, min of $5k, max of $25k;		35907527	5/4/11-12	GS RC Investments, LLC (a)	See (c ) below.

GL (Pkg)	$2M/agg; $1M/occ, Prod/Complet Ops, Personal/Adv In]; $1M Premises; $10k Med	na				GS RC Investments, LLC (a)	See (c ) below.

Transit Coverage	$650k per occ	$5k per occ	Chubb (Federal)	6686231	9/28/11-9/28/12	GS RC Investments, LLC (a)	See (c ) below.

Umbrella (underlying are GL & Auto)	$15M / $15M	N/A	Chubb (Federal)	79870295	5/4/11-12	GS RC Investments, LLC (a)	See (c ) below.

Auto	$1M Liability; $1M Ul/UNI; $5k Med	$1000/500k Comp/Coll Ded for Scheduled Autos; $1k/$1k Comp/Coll Ded for Hired Autos	Chubb (Federal)	73559593	5/4/11-12	GS RC Investments, LLC (a)	See (c ) below.

Workers’ Compensation (All States except Monopolistic) (14	Statutory limits; $1M Employers Liability	N/A	Berkshire Hathaway Homestead Ins. Co.	MOW001357	11/1/11-12	GS RC Investments, LLC (a)	Clean Coal Solutions Services, LLC

D&O/EPLJFID/Crime (incl Erisa) 6/8/10 Retro date	$5M/$1M/$1M/$500k	$25k/$5k/$0/$5k	Arch	PCD0039338. 01	6/8/11-12		See ( c) below, plus GS RC Investments, LLC

D&O Excess $5M xs of $5M	$5M excess of $5M	nil	Hartford	00PE0270089.	6/8/11-12		See ( c) below, plus GS RC
				11			Investments, LLC

Pollution Liability	$10M	$25K	Chartis	21362591	6/28/10-13	each Utility if required by contract	See ( c) below, plus GS RC Investments, LLC

XS Liability	$25M xs of $15M layer	na	Travelers	QI08300465	6/28/11-5/4/12	GS RC Investments, LLC (a)	See (c ) below.

XS Liability	$10M xs of $40M layers	na	RSUI Indemnity	NHA056907	6/28/11-5/4/12	GS RC Investments, LLC (a)	See (c ) below.

(a) and each Utility but only if required by contract.
(b) monopolistic states of ND, OH, WA and WY- coverage can only be obtained thru the State.
(c ) named insureds on policy include the following plus any new formed entitities (“CCS Parties)”:

	Clean Coal Solutions LLC	AEC-NM, LLC	TVA-A2, LLC	KCP-La, LLC	MWG-J, LLC

	Clean Coal Solutions Services	AEC-TH, LLC	Con-C, LLC	KCP-LR,LLC	MWG-P, LLC

401K Plan

	Clean Coal Solutions Services,	AEP-TC, LLC	Dom-K, LLC	KCP-S, LLC	MWG-WC,
	LLC				LLC

		Am-C, LLC	Dy-B, LLC	Minn-MRY, LLC	NIP-MC, LLC

		Am-S, LLC	GDFS-RH, LLC	MPW-M, LLC	NIP-RMS, LLC

Dom-K, LLC					TVA-A, LLC

There is no claim by any CCS Party pending under any such policies or bonds as to which coverage has been questioned, denied, or disputed by the underwriters of such policies or bonds

Disclosure Schedules, page 6

Schedule 3.1(g)

Title

No exceptions.

Disclosure Schedules, page 7

Schedule 3.1(i)

Environmental

The following “Hazardous Substances” are at the Existing Sites:

Substance	Approximate Quantity	Notes
Diesel Fuel	540 gallons	500 gallon storage tank

Gear Oil	15 gallons	Includes lubricants in gear boxes, grease cartridges and mobile equipment.

Paint	5 gallons	Not lead-based

Hydraulic Oil	60 gallons	Both in Facility and some on shelf for “topping off”

Antifreeze	20 gallons	Both in Facility and some on shelf for “topping off”

Engine Oil	15 gallons	Both in Facility and some on shelf for “topping off”

Additionally, at the Site there will be a refrigerant (R410A) used in each of the three air conditioning units located in the MCC building, the pump room and the office trailer.

Approved specifications for CyClean A includes 0.5% maximum oil/grease.

The Material Safety Data Sheets for CyClean A and CyClean B are as follows:

Disclosure Schedules, page 8

MATERIAL SAFETY DATA SHEET

CyClean Tm Coal Additive A

1. CHEMICAL PRODUCT AND COMPANY IDENTIFICATION

ADA Environmental Solutions. Inc. 8100

SouthPark Way, Unit B

Littleton, Colorado 80120

Tel: 303-734-1727 Fax: 303-734-0330

Product Name: CyCleanTm A

Issue Date: 6/15/2011

Revision: 4 (supersedes all previous)

Product Description: Proprietary chemical additive to reduce mercury & NOx emissions from cyclone boilers.

Emergency Telephone Number: For emergency assistance involving chemicals please call CHEMTREC 800-424-930a

2. COMPOSITION INFORMATION ON INGREDIENTS (dry basis)

Component	CAS No.,
*	*
*	*
*	*
*	*
*	*
*	*
*	*

3. HAZARDS IDENTIFICATION

Routes of Entry:	Skin contact, eye, ingestion, inhalation
Health Effects:
ACUTE:

Eyes:	May cause irritation and/or conjunctivitis.

Skin:	May cause irritation to the contacted tissue(s).

Ingestion:	Not expected to be acutely toxic via ingestion. Extremely large oral doses may produce gastrointestinal disturbances_

Inhalation:	May cause irritation to the respiratory tract.

Page 1	CyCleanTm A

Disclosure Schedules, page 9

CHRONIC:	Chronic inhalation of dust may cause shortness of breath and nervous system effects.

HMIS Rating:	Health = 2 Fire = 0 Physical =

NFPA Rating:	Health = 2 Fire = 0 Reactivity = 0

4. FIRST AID MEASURES

Emergency and First Aid Procedure

Eyes:	Flush eyes with large amounts of water. Seek medical attention if irritation develops or persists or if visual changes occur.

Skin:	Remove contaminated clothing and shoes; scrub affected areas with soap and water. Seek medical attention if irritation develops or persists_

Inhalation:	Move to fresh air if symptoms of respiratory distress occurs. Obtain medical assistance if breathing difficulty persists.

Ingestion:	If appreciable quantities are ingested, seek medical attention. Wash hands and face before consuming food products_

5. FIREFIGHTING MEASURES

Flash Point:	Not applicable
Explosive Limit:	Not explosive_
Flammable Limits:	Not applicable
Extinguishing Media:	Use media appropriate for surrounding material.

Hazardous Products of Combustion: Will not support combustion_

Special Firefighters Procedure: Use self-contained breathing apparatus for protection against the degradation products of surrounding materials.

6. ACCIDENTAL RELEASE MEASURES

Steps to be taken in case material is released: Clean up spill in a manner that does not disperse dust into the air. Wear protective clothing as described in Section a and avoid unnecessary exposure_ If possible, recover spilled product for reuse_

Waste disposal method: Collect material in appropriate container for recycling or disposal. Disposal should be done in accordance with federal, state, and local regulations.

Precautions to be taken in handling and storing: Use procedures to minimize contact and to prevent material from becoming airborne_

Page 2	CyCleanTm A

Disclosure Schedules, page 10

7. HANDLING AND STORAGE

Store in a cool, dry and well-ventilated area preferably above freezing temperature. Do not store near strong oxidizers. Follow good handling procedures to minimize spills, airborne dust and accumulation of dusts on exposed surfaces.

8. EXPOSURE CONTROLS AND PRESONAL PROTECTIVE MEASURES

Exposure Limits:	OSHA PEL (TWA) —15 mg/m3 total dust, 5 mg/m3 respirable fraction ACGIH TLV (TWA) — 10 mg.1m3total dust; 5 mg/m3 *

Respiratory Protection:	Normally not required. Use MSHA/NIOSH approved respiratory protection if atmospheric levels of dust will exceed prescribed limits_

Eye Protection:	Persons working with this product should wear safety glasses.

Skin:	Persons handling this product should wear long sleeves and cloth gloves. Avoid skin contact

Ventilation:	Exhaust, handling, ventilation, or containment systems may be required if atmospheric levels of contaminants exceed prescribed limits_

9. PHYSICAL DATA

Appearance	*
Odor	Odorless
Solubility	Not soluble in water
Moisture Content	3 — 8% by wt.
Density, lbs/ft2	*
% Volatile by Volume	less than 1%
Vapor Pressure	N/A
Vapor Density	N/A
Freezing Point	N/A
Boiling Point	N/A
Melting Point	N/A

10. STABILITY AND REACTIVITY

Stability:	Stable under normal handling and storage conditions_

Hazardous Polymerization:	None.

Incompatibility:	Strong acids, bases and oxidizers. Reacts with strong acids to form hydrogen gas.

Hazardous Decomposition Products:	None

Conditions to Avoid:	No information

Page 3	CyCleanTm A

Disclosure Schedules, page 11

11. TOXICOLOGICAL INFORMATION

No product specific toxicity test data found.

The primary component of this material is * in the form of various *. Penetration of * particulates in the skin or eye may cause an exogenous or ocular siderosis. Ingestion overexposures to * may affect the gastrointestinal, nervous and hematopoietic system and the liver. Chronic inhalation of dust may cause pneumoconiosis.

Chronic inhalation of * can cause a nervous system disorder known as *. Symptoms of * may include disorientation, impairment of memory and judgment, anxiety and compulsive behavior_

12. ECOLOGICAL INFORMATION

No product specific information found. DO not release to surface waters.

13. DISPOSAL CONSIDERATIONS

This material is not considered a hazardous waste under RCRA 40 CFR 261. Collect material in appropriate container for recycling or disposal. Any spilled material that cannot be saved for recovery or recycling may be disposed of as an industrial waste in a facility permitted for non-hazardous wastes. Disposal should be done in accordance with federal, state, and local regulations.

14. TRANSPORTATION INFORMATION

DOT Class: Not regulated for transportation

Shipping Name:	Not required
Hazard Class:	N/A
Packaging Group:	N/A
Reportable Quantity (RO):	N/A
Labels Required:	None
Placard:	None

15. REGULATORY INFORMATION

CERCLA Hazardous Substance (40 CFR 302.4):	NA
RCRA Hazardous Waste (40 CFR 261.33):	NA
TSCA Status:	Component materials are listed in the TSCA inventory
SARA Section 302/355:	NA
SARA Section 313 Toxic Chemical List:	*
SARA Hazard Categories:	Acute, Chronic

Page 4	CyCleanTm A

Disclosure Schedules, page 12

16. OTHER INFORMATION

For Industrial Use Only

Emergency Assistance: For Emergency Assistance Involving Chemicals Call CHEMTREC 800-424-9300_

NOTICE

The information contained herein is the best available to CCS and ADA-ES as of this date. To the best of CCS’s and ADA-ES’ knowledge the information contained herein is reliable and accurate as of this date, however accuracy, suitability or completeness is not guaranteed. Users are responsible to verify this data for their own particular use and they assume all risks of their reliance upon information contained herein. This information relates only to the product designated herein and does not relate to its use in combination with any other material or in any other process_ Neither CCS nor ADA-ES, Inc. shall under any circumstances be liable for incidental or consequential damages as a result of reliance upon information contained herein.

NO WARRANTY: NEITHER CCS NOR ADA-ES MAKES ANY WARRANTY OF MERCHANTABILITY OR OF ANY OTHER KIND WITH RESPECT TO INFORMATION CONTAINED HEREIN, EITHER EXPRESS OR IMPLIED. NEITHER CCS NOR ADA-ES ASSUMES ANY LIABILITY WITH RESPECT TO THE USE OF INFORMATION CONTAINED HEREIN.

LIMIT OF LIABILITY: Neither CCS nor ADA-ES shall be liable for, and Buyer assumes responsibility for personal injury and property damage resulting from the handling, possession, use, storage or resale of the product. whether used alone or in combination.

Disclosure Schedules, page 13

MATERIAL SAFETY DATA SHEET

CyClean’ Coal Additive B

1. CHEMICAL PRODUCT AND COMPANY IDENTIFICATION

ADA Environmental Solutions, Inc.

8100 SouthPark Way, Unit B

Littleton, Colorado 80120

Tel: 303-734-1727 Fax: 303-734-0330

Product Name: CyCleanTmB

Issue Date: 6/ 5/2011

Revision: 4 (supersedes all previous)

Product Description: Proprietary chemical additive to reduce mercury & NOx emissions from cyclone boilers.

Emergency Telephone Number: For emergency assistance involving chemicals please call CHEMTREC 800424-9300.

2. COMPOSITION INFORMATION ON INGREDIENTS (dry basis)

*

3. HAZARDS IDENTIFICATION

Routes of Entry	Eye or skin contact, ingestion (swallowing).

Health Effects:

ACUTE:

Eyes:	May cause irritation, redness and pain.

Skin:	May cause skin imitation, redness and pain.

Inhalation:	May cause irritation to the respiratory tract. Symptoms may include coughing and shortness of breath.

Ingestion:	May cause irritation to the gastrointestinal tract, nausea, vomiting and abdominal pain. Symptoms may include headaches, blurred vision, fatigue, drowsiness and nervous system depression.

CHRONIC:	Repeated or prolonged exposure may cause skin rash and irritation of mucous membranes. Repeated ingestion may cause central nervous system deer ion, irritability and headache.

Page 1	CyCleanTm B

Disclosure Schedules, page 14

Medical Conditions Aggravated by Exposure:

Persons suffering from depression, alcoholism, neurological or psychological disorders may be more susceptible to the effects of the substance.

11F PA Rating:	Health = 2: Flammability = 0: Instability = 0
(Rating is for dry material, no information on blended solution).

4. FIRST AID MEASURES

Emergency and First Aid Procedure

Eyes:	Immediately flush eyes with plenty of water for at least 15 minutes, lifting lower and upper eyelids occasionally. Get medical attention.

Skin:	Wash exposed areas with water for at least 15 minutes. Remove contaminated clothing. Wash clothing before reuse.

Inhalation:	Remove to fresh air. If not breathing, give artificial respiration. If breathing is Difficult, give oxygen. Get medical attention.

Ingestion:	Induce vomiting immediately as directed by medical personnel. Never give anything by mouth to an unconscious person.

5. FIRE- FIGHTING MEASURES

Fire:	Not considered to be a fire hazard.

Flash Point:	Non-flammable

Explosive Limit:	Not considered to be an explosion hazard.

Flammable limits:	Not applicable

Extinguishing Media:	Use media appropriate for surrounding material.

Hazardous Products of Combustion: Will not support combustion. However. if involved in a fire may decompose to *.

Special Firefighters Procedure: Use NIOSH approved self-contained breathing apparatus with full face piece operated in the pressure demand- mode.

6. ACCIDENTAL RELEASE MEASURES

Ventilate area of leak or spill. Keep unnecessary and unprotected people away from area of spill. Wear protective clothing. as described in Section 8. Contain spill with dike to prevent entry into sewers and waterways. Re-cover liquid for reuse if possible_

Page 2	CyCleanTm B

Disclosure Schedules, page 15

To the best knowledge of ADA-ES, this material is not regulated by CERCLA/RCRA. Therefore, it may be disposed of as an industrial waste. Disposal should be done in accordance with federal, state, and local regulations.

7. HANDLING AND STORAGE

Keep in a tightly closed container and store in a cool, dry and well-ventilated area. Maintain product temperature above 1C1’C (5craF). Donut allow contact with concentrated acids or strong oxidizers.

8. EXPOSURE CONTROLS AND PERSONAL PROTECTIVE MEASURES

Exposure Limits	ACGIH TLV — Not established OSHA PEL— Not established

Respiratory Protection:	None required under normal conditions.

Eye/Face Protection:	Use tight-fitting chemical safety goggles to protect the eyes when handling or during spill cleanup.

Resistant to chemical penetration.

Protective Gloves:	Wear impervious protective clothing when solution is handled. Wash contaminated clothing and dry before reuse.

Other Protective Equipment:	Eyewash station in work area is recommended.

Not required.

9. PHYSICAL DATA

Freezing Point (° C/° F)	Not available
Boiling Point (° C/’° F, 760 mm Hg	>100° C/212° F
Specific Gravity @ 20° C	*
Density, lbs/gallon @ 20° C	11.5— 12.8
Solubility in Water, % by wt.	100%
Evaporation Rate (Butyl Acetate=1)	N/A
Vapor Density	>1.0
Percent Volatile	Not volatile
Vapor Pressure	Water vapor pressure only
PFI	7- 9

10. STABILITY AND REACTIVITY

Stability:	Stable under normal handling and storage conditions

Hazardous polymerization:	Will not occur

Incompatibility:	*

Page 3	CyCleanTm B

Disclosure Schedules, page 16

Hazardous combustion products: * fumes may evolve.

Thermal decomposition temp.: * Conditions to avoid

when stored: Heat. incompatibles.

11. TOXICOLOGICAL INFORMATION

Toxicological Data:

Carcinogenicity.	Not listed by ACGIH, IARC, NTP, or CA Prop 65.

Epidemiology.	No information available.

Teratogenicity	Components of this product have been trines gated as a mutagen, reproductive effector.

Reproductive Effects:	Adverse reproductive effects have occurred in experimental animals.

Mutagenicity:	No information available.

Neurotoxicity:	No information available.

12. ECOLOGICAL INFORMATION

Some of the components of this product may be environmentally toxic is in concentrated form. Do not release to surface waters.

13. DISPOPSAL CONSIDERATIONS

Collect material in appropriate container for recycling or disposal. Processing, use or contamination of the product may change the waste management options. Disposal should be done in accordance with federal, state, and local regulations.

14. TRANSPORTATION INFORMATION

DOT Class: Not regulated for transportation

Shipping Name:	Not required
Hazard Class:	N/A
Packaging Group:	N/A
Reportable Quantity (RQ):	N/A
Labels Required:	None
Placard:	None

15. REGULATORY INFORMATION

TSCA Inventory	Component chemicals are listed on the TSCA inventory.
CERCLA.	None of the chemicals in this material have an RQ
SARA Section 302	None of the chemicals in this product have a TPQ.

Page 4	CyCleanTm B

Disclosure Schedules, page 17

SARA Section 3111312 Hazard Categories

Health	Immediate (acute)	Yes
Health	Delayed (chronic)	Yes
Physical	Fire	No
Physical	Sudden Release of Pre m... 0 re	No
Physical	Reactive	No
	Nuisance Mist/Dust Only	No
No chemicals reportable under Section 313.
SARA Section 31.3

16. OTHER BIFORMATION

For Industrial Use Only

Emergency Assistance: For Emergency Assistance Involving Chemicals CaEl CH EMTR.EC 424-9300.

NOTICE

The information contained herein is the best available to CCS and ADA-ES as of this date_ To the best of CCS’s and ADA-ES’ knowledge the information contained herein is reliable and accurate as of this date, however accuracy, suitability or completeness is not guaranteed. Users are responsible to verify this data for their own particular use and they assume all risks of their-reliance upon information contained herein. This information relates only to the product designated herein and does not relate to its use in combination with any other material or in any other process. Neither CCS nor ADA-ES, Inc. shall under any circumstances be liable for incidental or- consequential damages as a result of reliance upon information contained herein.

NO WARRANTY: NEITHER CCS NOR ADA-ES MAKES ANY WARRANTY OF MERCHANTABILITY OR OF ANY OTHER KIND WIHT RESPECT TO INFORMATION CONTAINED HEREIN, EITHER EXPRESS OR IMPLIED. NEITHER CCS NOR ADA-ES ASSUMES ANY LIABILLTY WITH RESPECT TO THE USE OF INFORMATION CONTAINED HEREIN.

LIMIT OF LIABILITY: Neither CCS nor ADA-ES shall be liable for, and Buyer assumes responsibility for personal injury and property damage resulting from the handing, possession, use, storage or resale of the product, whether used alone or in combination

Disclosure Schedules, page 18

Schedule 3.1(j)

Taxes

No exceptions

Disclosure Schedules, page 19

Schedule 3.1(K)

Intellectual Property

No exceptions

Disclosure Schedules, page 20

Schedule 3.1(l)

Material Contracts

All of the Transaction Documents

Equipment Agreement, dated as of February 11, 2011, by and between CCS and *

Master Services Agreement, dated as of May 20, 2011, by and between CCS and *

Equipment Agreement, dated as of May 20, 2011, by and between CCS and *

Contribution Agreement, dated as of November 4, 2011, by and between Clean Coal Solutions, LLC and AEC-NM, LLC

Bill of Sale, dated as of November 4, 2011, by and between Clean Coal Solutions, LLC and AEC-NM, LLC

Assignment of Warranties, dated as of November 4, 2011, by and between Clean Coal Solutions, LLC and AEC-NM, LLC

Amended and Restated Operating Agreement of AEC-NM, LLC, effective as of July 31, 2011

Contribution Agreement, dated as of September 8, 2011, by and among ADA-ES, Inc., NexGen Refined Coal, LLC, GSFS Investments I Corp., and Clean Coal Solutions, LLC

Amended and Restated License Agreement, effective as of October 30, 2009, by and between ADA-ES, Inc. and CCS

First Amendment to Amended and Restated License Agreement, effective August 4, 2010, by and among ADA-ES, Inc. and CCS

Second Amended and Restated Operating Agreement, dated as of May 27, 2011, of Clean Coal Solutions, LLC, as amended on September 8, 2011

Credit Agreement, dated as of March 30, 2011, and amended and reaffirmed on September 8, 2011 by and between CCS and CoBiz Bank, a bank doing business in the State of Colorado as Colorado Business Bank, and related agreements and instruments.

Exclusive Agent Agreement, dated as of February 12, 2010, by and among Elcan Partners, LLC, CCS, NexGen Refined Coal, LLC and ADA-ES, Inc.

Confidentiality Agreement, dated October 19, 2009, by and between CCS and Associated Electric Cooperative, Inc.

Disclosure Schedules, page 21

The following purchase orders related to the Facility:

DATE	P.O.	VENDOR
5/23/2011	CCS11-10.01	*
7/14/2011	CCS11-9.02	*
9/26/2011	CCS11-9.02 Rev 1	*
10/11/2011	CCS11-9.04	*
7/6/2011	CCS11-9.05	ADA-ES, Inc.
7/19/2011	CCS11-9.06	ADA-ES, Inc.
7/20/2011	CCS11-9.07	ADA-ES, Inc.
10/21/2011	CCS11-9.08	ADA-ES, Inc.
10/28/2011	CCS11-9.09	*
11/1/2011	CCS11-9.10	*
11/4/2011	CCS11-9.11	Clean Coal Solutions Services, LLC

Installment Sale Contract (Security Agreement), dated as of June 9, 2010, by and between Clean Coal Solutions Services, LLC and *, and related terms and conditions, and Guaranty of Payment – Installment Sale Contract (Security Agreement), dated as of June 9, 2010, given by Clean Coal Solutions, LLC to *

Installment Sale Contract (Security Agreement), dated as of June 9, 2010, by and between Clean Coal Solutions Services, LLC and *.

Installment Sale Contract (Security Agreement), dated as of June 9, 2010, by and between Clean Coal Solutions Services, LLC and *.

Disclosure Schedules, page 22

Schedule 3.1(m)

Employee Matters

The IBEW union represents collectively bargained employees of Clean Coal Solutions Services, LLC on the Site.

Disclosure Schedules, page 23

Schedule 9.8

Knowledge of CCS Parties

Dr. Nina B. French

Charles S. McNeil

Brian C. Humphrey

Dr. Mike Durham

Thomas McCarthy

Disclosure Schedules, page 24